Exhibit 2.1

Separation and Distribution Agreement

Dated as of                     , 2006

Between

First Data Corporation

and

The Western Union Company

TABLE OF CONTENTS

		Page
ARTICLE I DEFINITIONS

SECTION 1.1	Definitions	1
SECTION 1.2	Interpretation	12
ARTICLE II
ACTIONS PRIOR TO THE DISTRIBUTION DATE

SECTION 2.1	SEC and Other Securities Filings; Western Union Note Offering	13
SECTION 2.2	Financial Instruments.	14

ARTICLE III
BUSINESS SEPARATION

SECTION 3.1	Actions Taken Prior to the Execution of this Agreement	15
SECTION 3.2	Actions Prior to the Separation	16
SECTION 3.3	The Separation	16
SECTION 3.4	Termination of Existing Intercompany Agreements	16

ARTICLE IV
THE DISTRIBUTION

SECTION 4.1	Record Date and Distribution Date	17
SECTION 4.2	Increase In Western Union Authorized Shares	17
SECTION 4.3	The Agent	18
SECTION 4.4	Delivery of Western Union Shares	18
SECTION 4.5	The Distribution	18
SECTION 4.6	Delivery of Western Union Shares	18
SECTION 4.7	Distribution is at First Data’s Discretion	18
SECTION 4.8	Additional Approvals	18

ARTICLE V
ACTIONS SUBSEQUENT TO THE DISTRIBUTION

SECTION 5.1	Actions Following the Distribution	19

ARTICLE VI
BUSINESS SEPARATION CLOSING MATTERS

SECTION 6.1	Delivery of Instruments of Conveyance	19
SECTION 6.2	Provision of Corporate Records	20

		Page
SECTION 15.8	Third Party Beneficiaries	53
SECTION 15.9	Notices	53
SECTION 15.10	Performance	53
SECTION 15.11	Force Majeure	53
SECTION 15.12	No Public Announcement	54
SECTION 15.13	Termination	54
SECTION 15.14	Limited Liability	54
SECTION 15.15	Mutual Drafting	54

EXHIBITS

Exhibit A	Form of Employee Matters Agreement
Exhibit B	First Data Balance Sheet
Exhibit C	Form of Management Agreement
Exhibit D	Form of Patent Ownership Agreement
Exhibit E	Form of Tax Allocation Agreement
Exhibit F	Form of Transferred Action Assignment and Assumption Agreement
Exhibit G	Form of Transition Services Agreement
Exhibit H	Form of Western Union Amended and Restated Certificate of Incorporation
Exhibit I	Western Union Balance Sheet

SCHEDULES

Schedule 1.1(A)	Commercial Agreements
Schedule 1.1(B)	First Data Financial Instruments
Schedule 1.1(C)	First Data Former Business
Schedule 1.1(D)	Asset Transfer Agreements
Schedule 1.1(E)	Historic First Data Long-Term Debt
Schedule 1.1(F)	Transferred Business Assets
Schedule 1.1(G)	Transferred First Data Business Assets
Schedule 1.1(H)	Western Union Financial Instruments
Schedule 1.1 (I)	Western Union Former Businesses
Schedule 3.3(D)	Western Union Board of Directors
Schedule 3.4	Intercompany Agreements
Schedule 6.1	Certain Conveyancing Instruments
Schedule 8.7(A)	Assumed Actions
Schedule 8.7(B)	Transferred Actions
Schedule 8.7(C)	Certain Actions
Schedule 11.1(A)	Separation Costs
Schedule 11.1(B)	First Data Separation Costs
Schedule 11.1(C)	Western Union Separation Costs
Schedule 12.1(A)	Claims Not Released
Schedule 12.1(B)	Obligations Not Released
Schedule 12.3(D)	First Data Information in Form 10 Registration Statement or Information Statement or Prospectus
Schedule 12.3(E)	First Data Information in Note Offering Registration Statement or Prospectus
Schedule 12.3(F)	First Data Information in Stock Options Registration Statement or Prospectus

SEPARATION AND DISTRIBUTION AGREEMENT

THIS SEPARATION AND DISTRIBUTION AGREEMENT is made as of [            ], 2006 between First Data Corporation, a Delaware corporation (“First Data”), and The Western Union Company, a Delaware corporation (“Western Union”), and, as of the date hereof, a wholly-owned subsidiary of First Data.

WHEREAS, First Data, through the Western Union Subsidiaries (as hereinafter defined), is engaged in the business of providing consumer to consumer money transfer services, consumer to business payment services, retail money order services and certain prepaid services (the “Transferred Business”);

WHEREAS, the Board of Directors of First Data has determined that it would be advisable and in the best interests of First Data and its stockholders for First Data to transfer to Western Union (i) the Western Union Subsidiaries and (ii) the Transferred Business Assets (as hereinafter defined);

WHEREAS, in connection with the Contribution (as defined herein), First Data has agreed to transfer, or cause to be transferred, to Western Union such Western Union Subsidiaries and the Transferred Business Assets;

WHEREAS, the Board of Directors of First Data has determined that it would be advisable and in the best interests of First Data and its stockholders for First Data to distribute on a pro rata basis to the holders of First Data’s common stock, $0.01 par value per share (“First Data Common Stock”), without any consideration being paid by the holders of such First Data Common Stock, all of the outstanding shares of Western Union common stock, $0.01 par value per share (“Western Union Common Stock”), owned by First Data as of the Distribution Date (as defined herein);

WHEREAS, for federal income tax purposes, the Contribution and Distribution (as defined herein) are intended to qualify for tax-free treatment under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, it is appropriate and desirable to set forth the principal transactions required to effect the Contribution and Distribution and certain other agreements that will govern the relationship of First Data and Western Union following the Distribution.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the Parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth in this Section 1.1:

“Action” means any action, claim, demand, suit, arbitration, inquiry, subpoena, discovery request, proceeding or investigation by or before any court, grand jury or Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person. After the Distribution, Western Union and First Data shall not be deemed to be under common Control for purposes hereof due solely to the fact that Western Union and First Data have common stockholders.

“Agent” means Wells Fargo Bank Minnesota, National Association, the distribution agent appointed by First Data to distribute shares of Western Union Common Stock pursuant to the Distribution.

“Agreement” means this Separation and Distribution Agreement, as the same may be amended from time to time.

“Applicable Deadline” has the meaning set forth in Section 13.3(b).

“Arbitration Act” means the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq.

“Arbitration Demand Date” has the meaning set forth in Section 13.3(a).

“Arbitration Demand Notice” has the meaning set forth in Section 13.3(a).

“Asset Transfer Agreements” means the agreements listed on Schedule 1.1 (D) pursuant to which certain assets related to the Transferred Business will be sold by the applicable First Data Party to the applicable Western Union Party.

“Assumed Actions” has the meaning set forth in Section 8.7(a).

“Cash Consideration” has the meaning set forth in Section 3.3(a).

“CESI Holdings” means CESI Holdings, Inc., a Delaware corporation.

“Claims Administration” means the processing of claims made under First Data Policies, including the reporting of claims to the insurance carrier, management and defense of claims, and providing for appropriate releases upon settlement of claims.

“Claims Made Policies” has the meaning set forth in Section 10.5(a).

“Code” has the meaning set forth in the Recitals.

“Commercial Agreements” means the agreements entered into on or before the Distribution Date regarding the ongoing business and service relationships between the First Data Parties and the Western Union Parties identified on Schedule 1.1(A).

“Confidential Information” means any of the following:

(a)	any information that is competitively sensitive material or otherwise of value to First Data, Western Union and its or their Subsidiaries and/or Affiliates and not generally known to the public, including, but not limited to, product planning information, marketing strategies, plans, finance, operations, consumer and/or customer relationships, consumer and/or customer profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of First Data, Western Union and its and their Subsidiaries and/or Affiliates and the consumers, customers, clients and suppliers of any of the foregoing;

(b)	Confidential Personal Information;

(c)	any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords First Data, Western Union and its and their Subsidiaries and/or Affiliates a competitive advantage over its competitors; and

(d)	all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, information, and trade secrets, whether or not patentable or copyrightable.

Confidential Information includes without limitation, all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, computer programs and data, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation (including data in computer or other digital format) of the foregoing.

“Confidential Personal Information” shall mean any information about identifiable individuals (including, without limitation, identifiable consumers or employees or other personnel) which First Data, Western Union and its and their Subsidiaries and/or Affiliates provides access or transfers to the other hereunder or which the other otherwise collects, uses, discloses, processes or otherwise handles in connection with this Agreement or any Transaction Agreement including (without limitation) any (A) information: (i) a consumer provides to First Data, Western Union, its or their Subsidiaries and/or Affiliates and/or its or their employees, agents or contractors to obtain a financial product or service; (ii) about a consumer resulting from any transaction involving a financial product or service between First Data, Western Union, its or their Subsidiaries and/or Affiliates, its or their employees, agents or contractors and a consumer; or (iii) First Data, Western Union, its or their Subsidiaries and/or Affiliates and its or their employees, agents or contractors otherwise obtain about a consumer (directly or indirectly) in connection with providing a financial product or service to that consumer; (B) list, description, or other grouping of consumers (and publicly available information pertaining to them) that is derived using any information of the type described in subsection (A) hereof; and (C) employment and personnel records and related information of First Data, Western Union and its or their Subsidiaries and Affiliates.

“Consideration” has the meaning set forth in Section 3.3(a).

“Contract” means any written or oral agreement, undertaking, contract, commitment, lease, license, permit, franchise, concession, deed of trust, contract, note, bond, mortgage, indenture, arrangement or other instrument or obligation.

“Contribution” has the meaning set forth in Section 3.3(a).

“Control” means the power to direct the management of an entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled by” and “under common Control” have meanings correlative to the foregoing.

“Conveyancing Instruments” has the meaning set forth in Section 6.1.

“Debt Exchange” has the meaning set forth in Section 3.1(d).

“Distributed Companies” means FDCS Holdings, CESI Holdings, TeleCheck, EBP Re, Ltd., IPS Holdings, Inc., Virtual Financial Services, LLC, First Data Canada Limited and their respective Subsidiaries (including those formed or acquired after the date hereof).

“Distribution” has the meaning set forth in Section 4.5(a).

“Distribution Date” means the date determined by the First Data Board of Directors as the date on which the Distribution shall be effected.

“Distribution Ratio” has the meaning set forth in Section 4.5(a).

“ECG” means E Commerce Group, Inc., a New York corporation.

“Effective Time” means the time at which the Distribution occurs on the Distribution Date.

“Eligible First Data Debt” means principal and interest on (a) all or a portion of the outstanding Historic First Data Long-Term Debt and/or (b) First Data Commercial Paper outstanding on the Distribution Date up to an amount equal to the sum of (i) $700 million plus (ii) Refinancing Commercial Paper.

“Employee Contract” means any written agreement or contract between a Party and a current or former employee of any Party.

“Employee Matters Agreement” means the Employee Matters Agreement, dated the date hereof, between First Data and Western Union, the form of which is attached hereto as Exhibit A.

“Escalation Notice” has the meaning set forth in Section 13.2(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agreement” has the meaning set forth in Section 3.1(d).

“Exchange Bank” has the meaning set forth in Section 3.1(d).

“Expenses” means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

“FDCS Holdings” means First Data Commercial Services Holdings, Inc., a Delaware corporation.

“FDR” means First Data Resources Inc., a Delaware corporation.

“FFMC” means First Financial Management Corporation, a Georgia corporation.

“FFMC Note” has the meaning set forth in Section 3.1(a).

“FIFO Basis” means, with respect to the payment of Unrelated Claims pursuant to the same Shared Policy, the payment in full of each successful claim (regardless of whether a First Data Insured Party or a Western Union Insured Party is the claimant) in the order in which such successful claim is approved by the insurance carrier, until the limit of the applicable Shared Policy is met.

“First Data” has the meaning set forth in the first paragraph of this Agreement.

“First Data Balance Sheet” means the unaudited consolidated balance sheet of First Data as of                     , 2006 attached hereto as Exhibit B.

“First Data Business” means (a) all businesses and operations of the First Data Parties, other than the Western Union Business, and (b) the First Data Former Businesses.

“First Data Commercial Paper” means First Data commercial paper and First Data Extendible Commercial Notes.

“First Data Common Stock” has the meaning set forth in the Recitals.

“First Data Extendible Commercial Notes” means unsecured notes of First Data issued at a discount having an initial redemption date not more than 90 days from the date of issue and a final maturity date of up to 390 days from the date of issue.

“First Data Financial Instruments” means all credit facilities, guaranties, foreign currency forward exchange contracts, letters of credit and similar instruments primarily related to the First Data Business under which any Western Union Party has any primary, secondary, contingent, joint, several or other Liability, including those set forth on Schedule 1.1(B).

“First Data Former Business” means the Former Businesses set forth on Schedule 1.1(C) and any Former Business (other than the Western Union Parties, the Transferred Business and the Former Businesses identified on Schedule 1.1(I)) owned by, in whole or in part, and/or operated by, in whole or in part, any of the First Data Parties.

“First Data Indemnified Parties” has the meaning set forth in Section 12.2.

“First Data Insured Party” means any First Data Party that is a named insured, additional named insured or insured under any Shared Policy.

“First Data Intercompany Notes Payable” means the payables of the type reflected on the Western Union Balance Sheet as “Notes receivable from affiliated companies” (which, as of             , was in the amount of approximately $             million) owed by one or more First Data Parties to one or more Western Union Subsidiaries incurred at any time prior to the Effective Time.

“First Data Liabilities” means, without duplication, (a) all Liabilities of the First Data Parties to the extent based upon or arising out of the First Data Business and the Transferred First Data Business Assets, (b) all Liabilities of the Western Union Parties to the extent based upon or arising out of the First Data Business the Transferred First Data Business Assets, (c) all Liabilities based upon or arising out of the First Data Financial Instruments, (d) all outstanding Liabilities (other than the Western Union Liabilities) included on the First Data Balance Sheet and the notes thereto and all other Liabilities (other than the Western Union Liabilities) that are of a nature or type that would have resulted in such Liabilities being included as Liabilities on a consolidated balance sheet of First Data, and the notes thereto, as of the Effective Time (were such balance sheet and notes to be prepared) on a basis consistent with the determination of Liabilities included on the First Data Balance Sheet.

“First Data Net Intercompany Payable” means the payables of the type reflected on the Western Union Balance Sheet as “Receivables from affiliated companies, net” (which, as of             , was in the amount of approximately $             million) owed by one or more First Data Parties to one or more Western Union Parties incurred at any time prior to the Effective Time.

“First Data Parties” means First Data and its Subsidiaries (including those formed or acquired after the date hereof), other than the Western Union Parties.

“First Data Policies” has the meaning set forth in Section 10.2(a).

“Foreign Exchange Rate” means, with respect to any currency other than United States dollars, as of any date of determination, the rate set forth in the exchange rate section of The Wall Street Journal or, if not published in The Wall Street Journal, then the average of the opening bid and asked rates on such date at which such currency may be exchanged for United States dollars as quoted by JPMorgan Chase Bank (or any successor thereto or other major money center commercial bank agreed to by the Parties hereto).

“Form 10 Registration Statement” has the meaning set forth in Section 2.1(a).

“Former Business” means any corporation, partnership, entity, division, business unit or business within the definition of Rule 11-01(d) of Regulation S-X (in each case, including any assets and liabilities comprising the same) that has been sold, conveyed, assigned, transferred or otherwise disposed of or divested (in whole or in part) or the operations, activities or production of which has been discontinued, abandoned, completed or otherwise terminated (in whole or in part).

“GMT” means GMT Group, Inc., a Delaware corporation.

“Governmental Approvals and Consents” means any material notices, reports or other filings to be made with or to, or any material consents, registrations, approvals, permits, clearances or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any foreign, federal, state, local or other government, governmental, statutory or administrative authority, regulatory body or commission or any court, tribunal or judicial or arbitral body.

“Historic First Data Long-Term Debt” means those certain First Data long-term notes issued prior to January 1, 2006 and set forth on Schedule 1.1(E).

“Indemnified Party” has the meaning set forth in Section 12.5(a).

“Indemnifying Party” has the meaning set forth in Section 12.5(a).

“Indemnity Payment” has the meaning set forth in Section 12.5(a).

“Information” has the meaning set forth in Section 14.1(a).

“Information Statement” has the meaning set forth in Section 2.1(a).

“Insured Party” means a First Data Insured Party or a Western Union Insured Party.

“Intercompany Agreements” means any Contract, other than this Agreement and the Operating Agreements, between one or more of the First Data Parties, on the one hand, and one or more of the Western Union Parties, on the other hand, entered into prior to the Distribution.

“Internal Distribution” has the meaning set forth in Section 3.1(c).

“IPS” means Integrated Payment Systems Inc., a Delaware corporation.

“IRS” means the Internal Revenue Service.

“Liabilities” means any and all debts, liabilities and obligations, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under any law, rule, regulation, Action, threatened Action, order or consent decree of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

“Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, fees, expenses, deficiencies, claims or other charges.

“Management Agreement” means the Retail Money Order Issuance and Management Services Agreement, dated August 14, 2006, between IPS and WUFSI, the form of which is attached hereto as Exhibit C.

“Merchant Alliance” means any joint venture (in any form, including in corporate, partnership or limited liability company form) or contractual alliance now or hereafter entered into between a First Data Party and one or more financial institutions or other Persons for the provision of merchant processing services.

“Merchant Alliance Agreement” means any contract or agreement between a Western Union Party and a Merchant Alliance.

“Note Offering” means the offering under the Note Offering Registration Statement of the Western Union Notes.

“Note Offering Registration Statement” means the Registration Statement on Form S-1, as amended and supplemented through the Distribution Date, including all documents incorporated by reference through the Distribution Date, to effect the registration under the Securities Act of the Western Union Notes.

“NYSE” means the New York Stock Exchange, Inc.

“Occurrence Based Policies” has the meaning set forth in Section 10.5(a).

“Operating Agreements” means the Transaction Agreements and the Commercial Agreements.

“Out-of-Pocket Expenses” means Expenses involving a payment to a Third Party (other than an employee of the party making the payment).

“Party” means a First Data Party or a Western Union Party, as applicable.

“Patent Ownership Agreement” means the Patent Ownership Agreement, dated the date hereof, between First Data and Western Union, the form of which is attached hereto as Exhibit D.

“Paymap” means Paymap Inc., a Delaware corporation.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, entity, association, joint-stock company, trust, unincorporated organization or Governmental Authority.

“Personal Information Incident” shall mean any actual or threatened unauthorized access, acquisition, use, alteration, creation, destruction, loss, theft, copying or disclosure of Confidential Personal Information, including but not limited to user IDs or passwords, regardless of whether such has been encrypted. Personal Information Incidents shall exclude the following to the extent occurring in the normal course of business and not reasonably likely to result in harm to a consumer or customer or misuse of Confidential Personal Information: (a) data input errors that are immediately rectified; and (b) any authorized access, acquisition, use, alteration, creation, destruction, copying or disclosure of Confidential Personal Information.

“Prime Rate” means the rate that JPMorgan Chase Bank (or any successor thereto or other major money center commercial bank agreed to by the Parties hereto) announces from time to time as its prime lending rate, as in effect from time to time.

“Privilege” has the meaning set forth in Section 14.9(a).

“Privileged Information” has the meaning set forth in Section 14.9(a).

“Record Date” means the date determined by the Board of Directors of First Data as the record date for the Distribution.

“Refinancing Commercial Paper” means First Data Commercial Paper outstanding on the Distribution Date having a stated principal amount equal to the amount of First Data Commercial Paper proceeds used to pay principal and/or interest on Historic First Data Long-Term Debt.

“Related Claims” means a claim or claims against a Shared Policy made by one or more Western Union Insured Parties, on the one hand, and one or more First Data Insured Parties, on the other hand, filed in connection with Losses suffered by either a Western Union Insured Party or a First Data Insured Party, as the case may be, arising out of the same underlying transaction or series of transactions or event or series of events that have also given rise to Losses suffered by a First Data Insured Party or a Western Union Insured Party, as the case may be, which Losses are the subject of a claim or claims by such Person against a Shared Policy.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shared Policies” has the meaning set forth in Section 10.5(a).

“Stock Options Registration Statement” means the Registration Statement on Form S-1, as amended and supplemented, including all documents incorporated by reference, to effect the registration under the Securities Act of shares of Western Union Common Stock subject to certain stock options granted to current and former officers, employees, directors and consultants of the First Data Parties pursuant to the Employee Matters Agreement.

“Subsidiary” means, when used with reference to any Person, any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or Controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that no Person that is not directly or indirectly wholly-owned by any other Person shall be a Subsidiary of such other Person unless such other Person Controls, or has the right, power or ability to Control, that Person. After the Distribution, First Data and Western Union shall not be deemed to be under common Control for purposes hereof due solely to the fact that First Data and Western Union have common stockholders.

“Tax Allocation Agreement” means the Tax Allocation Agreement, dated the date hereof, between First Data and Western Union, the form of which is attached hereto as Exhibit E.

“TeleCheck” means TeleCheck International, Inc., a Georgia corporation.

“Third Party” means a Person that is not an Affiliate of any Party hereto.

“Third Party Claim” has the meaning set forth in Section 12.6(a).

“Third Party Consents” means any material consent, approval or authorization to be obtained from any Person that is not a Governmental Authority.

“Transaction Agreements” means the Employee Matters Agreement, the Management Agreement, the Patent Ownership Agreement, the Tax Allocation Agreement, the Transition Services Agreement, the Transferred Action Assignment and Assumption Agreement, the Asset Transfer Agreements and the Conveyancing Instruments.

“Transferred Action Assignment and Assumption Agreement” means the Transferred Action Assignment and Assumption Agreement, dated the date hereof, between First Data and Western Union, the form of which is attached hereto as Exhibit F.

“Transferred Actions” has the meaning set forth in Section 8.7(b).

“Transferred Business Assets” means, collectively, the assets set forth on Schedule 1.1(F).

“Transferred Business” has the meaning set forth in the Recitals.

“Transferred First Data Business Assets” means, collectively, the assets set forth on Schedule 1.1(G).

“Transition Services Agreement” means the Transition Services Agreement, dated the date hereof, between First Data and Western Union, the form of which is attached hereto as Exhibit G.

“Unrelated Claims” means a claim or claims against a Shared Policy that is not a Related Claim..

“Western Union” has the meaning set forth in the first paragraph of this Agreement.

“Western Union Amended and Restated Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Western Union, the form of which is attached hereto as Exhibit H.

“Western Union Balance Sheet” means the unaudited pro forma combined balance sheet of Western Union as of [            ] and attached hereto as Exhibit I.

“Western Union Bridge Facility” means the 364 day bridge facility in the principal amount of $[•] to be entered into by Western Union and drawn upon in the principal amount of $[•] to fund, among other things, the payment of the Cash Consideration.

“Western Union Business” means (a) all businesses and operations of the Western Union Parties and (b) the Western Union Former Businesses.

“Western Union Common Stock” has the meaning set forth in the recitals.

“Western Union Credit Facility” means a $[            ] million credit facility to be entered into by Western Union.

“Western Union Financial Instruments” means all credit facilities, guaranties, foreign currency forward exchange contracts, letters of credit and similar instruments primarily related to the Western Union Business under which any First Data Party has any primary, secondary, contingent, joint, several or other Liability, including those set forth on Schedule 1.1(H).

“Western Union Former Business” means the Former Businesses set forth on Schedule 1.1(I) and any Former Business (other than the Former Businesses identified on Schedule 1.1(C)) owned by, in whole or in part, and/or operated by, in whole or in part, any of the Western Union Parties.

“Western Union Indemnified Parties” has the meaning set forth in Section 12.3.

“Western Union Insured Party” means any Western Union Party that is a named insured, additional named insured or insured under any Shared Policy.

“Western Union Intercompany Notes Payable” means the payables of the type reflected on the Western Union Balance Sheet as “Notes payable to affiliated companies” (which, as of             , was in the amount of approximately $             million) owed by one or more Western Union Parties to one or more First Data Parties incurred at any time prior to the Effective Time.

“Western Union Liabilities” means (a) all Liabilities of the Western Union Parties to the extent based upon or arising out of the Western Union Business and the Transferred Business Assets, (b) all Liabilities of the First Data Parties to the extent based upon or arising out of the Western Union Business and the Transferred Business Assets, (c) all Liabilities based upon or arising out of the Western Union Financial Instruments, (d) all outstanding Liabilities included on the Western Union Balance Sheet and the notes thereto and all other Liabilities that are of a nature or type that would have resulted in such Liabilities being included as Liabilities on a consolidated balance sheet of Western Union, and the notes thereto, as of the Effective Time (were such balance sheet and notes to be prepared) on a basis consistent with the determination of Liabilities included on the Western Union Balance Sheet.

“Western Union Notes” means the [•] year notes of Western Union in the aggregate principal amount of $[•] bearing an interest rate of         %, as more fully described in the Note Offering Registration Statement.

“Western Union Parties” means Western Union, the Western Union Subsidiaries and any other Subsidiary of Western Union (including those formed or acquired after the date hereof), in each case, other than the Distributed Companies.

“Western Union Subsidiaries” means, collectively, ECG, FFMC, GMT, Paymap, WUSI and each Subsidiary of any of the foregoing other than the Distributed Companies.

“Western Union Share” means a share of Western Union Common Stock.

“WUFSI” means Western Union Financial Services, Inc., a Colorado corporation.

“WUSI” means Western Union Services Inc., a Maryland corporation.

SECTION 1.2 Interpretation. (a) In this Agreement, unless the context clearly indicates otherwise:

(i) words used in the singular include the plural and words used in the plural include the singular;

(ii) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and a reference to such Person’s “Affiliates” shall be deemed to mean such Person’s Affiliates following the Distribution;

(iii) reference to any gender includes the other gender;

(iv) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(v) reference to any Article, Section, Exhibit or Schedule means such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;

(vi) the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

(vii) reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(viii) reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(ix) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(x) accounting terms used herein shall have the meanings historically ascribed to them by First Data and its Subsidiaries, including Western Union, in its and their internal accounting and financial policies and procedures in effect prior to the date of this Agreement;

(xi) if there is any conflict between the provisions of the body of this Agreement and the Schedules hereto, the provisions of the body of this Agreement shall control unless explicitly stated otherwise in such Schedule;

(xii) if there is any conflict between the provisions of this Agreement and a Transaction Agreement, the provisions of such Transaction Agreement shall control unless explicitly stated otherwise therein;

(xiii) the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement;

(xiv) any portion of this Agreement obligating a Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be; and

(xv) unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the United States.

ARTICLE II

ACTIONS PRIOR TO THE DISTRIBUTION DATE

SECTION 2.1 SEC and Other Securities Filings; Western Union Note Offering. In order to effect the transactions contemplated by Articles III and IV, the First Data Parties and the Western Union Parties shall take the following actions prior to the Distribution Date:

(a) Western Union shall file with the SEC (i) a registration statement under the Exchange Act on Form 10 (including all amendments or supplements thereto, in each case prior to the Distribution Date, the “Form 10 Registration Statement”) to effect the registration of the Western Union Common Stock under the Exchange Act, (ii) the Note Offering Registration Statement, and (iii) the Stock Options Registration Statement. The Form 10 Registration Statement will include an information statement to be sent by First Data to its stockholders in connection with the Distribution (as may be amended or supplemented, the “Information Statement”). Western Union and First Data shall use their respective commercially reasonable efforts to cause the Form 10 Registration Statement, the Note Offering Registration Statement and the Stock Options Registration Statement to become effective as soon as reasonably practicable. As soon as practicable after the Form 10 Registration Statement becomes effective, First Data shall mail the Information Statement to the holders of record of First Data Common Stock.

(b) In connection with the Distribution:

(i) the Parties shall use their respective commercially reasonable efforts to take all such action as may be necessary or appropriate under state and foreign securities and “blue sky” laws in connection with the transactions contemplated by this Agreement;

(ii) the Parties shall prepare, and Western Union shall file and seek to have approved, an application for the listing of the Western Union Common Stock on the NYSE, subject to official notice of issuance;

(iii) First Data shall give the NYSE notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act; and

(iv) the Parties shall cooperate in preparing, filing with the SEC and causing to become effective any other registration statements or amendments or supplements thereto that are necessary or appropriate in order to effect the transactions contemplated hereby, or to reflect the establishment of, or amendments to, any employee benefit plans contemplated hereby.

SECTION 2.2 Financial Instruments.

(a) Western Union will use its commercially reasonable efforts to take or cause to be taken all actions, and enter into (or cause the other Western Union Parties to enter into) such agreements and arrangements, as shall be necessary to cause, as of the Effective Time, (i) the removal of the First Data Parties from all Western Union Financial Instruments and (ii) the First Data Parties to be fully and unconditionally released from all Liabilities in respect of the Western Union Financial Instruments. It is understood and agreed that all Liabilities in respect of the Western Union Financial Instruments are Western Union Liabilities and Western Union shall indemnify the First Data Parties from any Liabilities suffered thereby arising out of, resulting from or relating to the Western Union Financial Instruments. Without limiting the foregoing, after the Effective Time, (A) Western Union will not, and will not permit any Western Union Party to, renew, extend, modify, amend or supplement any Western Union Financial Instrument in any manner that would increase, extend or give rise to any Liability of a First Data Party under such Western Union Financial Instrument and (B) with respect to any Western Union Financial Instrument for which any First Data Party was not removed and fully and unconditionally released from all Liabilities in respect of such Western Union Financial Instrument prior to the Effective Time, Western Union shall continue to use its reasonable best efforts to cause such removal and release.

(b) First Data will use its commercially reasonable efforts to take or cause to be taken all actions, and enter into (or cause the other First Data Parties to enter into) such agreements and arrangements, as shall be necessary to cause, as of the Effective Time, (i) the removal of the Western Union Parties from all First Data Financial Instruments and (ii) the Western Union Parties to be fully and unconditionally released from all Liabilities in respect of the First Data Financial Instruments. It is understood and agreed that all Liabilities in respect of the First Data Financial Instruments are First Data Liabilities and First Data shall indemnify the Western Union Parties from any Liabilities suffered thereby arising out of, resulting from or relating to the First Data Financial Instruments. Without limiting the foregoing, after the Effective Time, (A) First Data will not, and will not permit any First Data Party to, renew, extend, modify, amend or supplement any First Data Financial Instrument in any manner that would increase, extend or give rise to any Liability of a Western Union Party under such First Data Financial Instrument and (B) with respect to any First Data Financial Instrument for which any Western Union Party was not removed and fully and unconditionally released from all Liabilities in respect of such First Data Financial Instrument prior to the Effective Time, First Data shall continue to use its reasonable best efforts to cause such removal and release.

ARTICLE III

BUSINESS SEPARATION

SECTION 3.1 Actions Taken Prior to Execution of this Agreement. Prior to the execution of this Agreement, First Data and Western Union took or caused to be taken the following actions in the following order:

(a) FFMC Dividend; GMT Contribution. The board of directors of FFMC, on                     , 2006, in accordance with the articles of incorporation and bylaws of FFMC and the Georgia Business Corporation Code, declared a dividend to First Data, as the sole stockholder of FFMC as of the                     , 2006 record date of the dividend, in the amount of $            , and caused the dividend amount to be paid to First Data on such record date by execution and delivery of a promissory note (the “FFMC Note”). Concurrently with the distribution of the FFMC Note described in this Section 3.1(a), First Data contributed all of its right, title and interest in and to the issued and outstanding shares of capital stock of GMT to FFMC.

(b) FDR Conversion. First Data, on                     , 2006, caused FDR to file a certificate of conversion with the Secretary of State of the State of Delaware converting FDR from a corporation to a limited liability company, which certificate provided that it is effective at the time of the filing thereof.

(c) Internal Distribution Declaration. The board of directors of FFMC, in accordance with the articles of incorporation and bylaws of FFMC and the Georgia Business Corporation Code, declared a dividend to First Data, as the sole stockholder of FFMC as of the                     , 2006 record date of the dividend, of all of FFMC’s right, title and interest in and to the issued and outstanding shares of capital stock of FDCS Holdings (the “Internal Distribution”).

(d) Exchange Arrangements. On                     , 2006, First Data, and                      (“Exchange Bank”) entered into an exchange agreement (“Exchange Agreement”) regarding the exchange of Eligible First Data Debt having an aggregate fair market value equal to the amount set forth in the Exchange Agreement (the “Debt Exchange”). On                     , 2006, First Data, Western Union and Exchange Bank entered into an underwriting agreement which established the terms upon which the Western Union Notes will be sold to the purchasers thereof and which provides for a closing date that is the same day as the Distribution Date.

(e) Asset Transfer Agreements. On                     , the applicable First Data Parties and the applicable Western Union Parties entered into the Asset Transfer Agreements.

SECTION 3.2 Actions Prior to the Separation. Subject to the terms and conditions of this Agreement, on the Distribution Date but prior to the Distribution, First Data and Western Union shall take or cause to be taken the following actions in the following order:

(a) Internal Contribution. First Data, on                     , 2006, caused FFMC to contribute all of its right, title and interest in and to the issued and outstanding shares of capital stock of each of CESI, TeleCheck, EBP Re, Ltd., IPS Holdings, Inc., Virtual Financial Services, LLC, and First Data Canada Limited and all of FFMC’s right, title and interest in and to the Transferred First Data Business Assets (which, prior to such date, to the extent necessary to complete the contribution, were transferred by the applicable Western Union Party to FFMC) to FDCS Holdings, and in consideration therefor and simultaneously therewith FDCS Holdings issued to FFMC 100 fully paid, nonassessable shares of common stock of FDCS Holdings, which shares are free of preemptive rights (the “Internal Contribution”).

(b) Internal Distribution. FFMC shall effect the Internal Distribution by distributing to First Data all of FFMC’s right, title and interest in and to the outstanding shares of common stock of FDCS Holdings.

(c) Western Union Borrowings. Western Union shall borrow $[•] in principal amount under the Western Union Bridge Facility.

(d) Repayment of First Data Intercompany Notes. One or more First Data Parties shall pay to one or more Western Union Parties by wire transfer of immediately available funds to an account specified in writing by a Western Union Party an amount equal to the First Data Intercompany Notes Payable in full satisfaction thereof.

(e) Debt Forgiveness. The Western Union Parties shall forgive the First Data Net Intercompany Payable and the First Data Parties shall forgive the                     .

(f) Repayment of Western Union Intercompany Notes One or more Western Union Parties shall pay to one or more First Data Parties by wire transfer of immediately available funds to an account specified in writing by a First Data Party an amount equal to the Western Union Intercompany Notes Payable in full satisfaction thereof.

SECTION 3.3 The Separation. Subject to the terms and conditions of this Agreement, on the Distribution Date and following the consummation of the transactions to be taken pursuant to Section 3.2, First Data and Western Union shall take the following actions in the following order:

(a) Western Union Contribution. First Data shall (i) contribute to Western Union all of First Data’s right, title and interest in and to the issued and outstanding shares of capital stock of each of FFMC, ECG, Paymap and WUSI and (ii) contribute to Western Union all of First Data’s right, title and interest in and to the Transferred Business Assets (which, prior to such date, to the extent necessary to complete the contribution, were transferred by the applicable First Data Party to First Data) and simultaneously therewith and in consideration therefor Western Union shall (A) pay to First Data by wire transfer of immediately available funds to an account described in Section 5.1(d) and specified in writing by First Data an amount equal to $             (the “Cash Consideration”), (B) deliver to First Data the Western Union

Notes, and (C) deliver to First Data a number of uncertificated Western Union Shares which, together with the Western Union Shares held by First Data, shall equal the number of Western Union Shares to be distributed by First Data in the Distribution, which shares shall be fully paid, nonassessable and free of preemptive rights (the consideration described in clauses (A), (B) and (C), the “Consideration”, and the transfers in clauses (i) and (ii) in consideration for the Consideration, the “Contribution”).

(b) Transaction Agreements. The applicable First Data Parties and the applicable Western Union Parties shall execute and deliver to the other the Transaction Agreements to which they are intended to be a Party, it being understood that, among other things, certain interests in intellectual property shall be assigned by First Data to Western Union pursuant to the terms of the Patent Ownership Agreement.

(c) Commercial Agreements. To the extent not already executed, the applicable First Data Parties and the applicable Western Union Parties shall execute and deliver to the other the Commercial Agreements to which they are intended to be a Party

(d) Western Union Board. The Board of Directors of Western Union shall be reconstituted so that it consists of the persons set forth on Schedule 3.3(D).

Notwithstanding the foregoing, First Data may elect in its sole and absolute discretion at any time prior to the Distribution to omit or modify any of the transactions set forth in Sections 3.2 through 3.3 or to include additional transactions.

SECTION 3.4 Termination of Existing Intercompany Agreements. Except as otherwise expressly provided in this Agreement, the Operating Agreements, Merchant Alliance Agreements or as set forth on Schedule 3.4 and except for all payables and receivables accrued and unpaid in the ordinary course of business of the First Data Parties and the Western Union Parties pursuant to the Commercial Agreements prior to the Effective Time, all Intercompany Agreements and all other intercompany arrangements and course of dealings, whether or not in writing and whether or not binding, in effect immediately prior to the Distribution, shall be terminated and be of no further force and effect from and after the Distribution; provided that, for the avoidance of doubt, this Section 3.4 shall not terminate or affect this Agreement, any Operating Agreement or any Merchant Alliance Agreement.

ARTICLE IV

THE DISTRIBUTION

SECTION 4.1 Record Date and Distribution Date. Subject to the terms and conditions of this Agreement, the Board of Directors of First Data shall, in its sole and absolute discretion, establish the Record Date and the Distribution Date and any necessary or appropriate procedures in connection with the Distribution. The Board of Directors of First Data shall have the right to adjust the Distribution Ratio at any time prior to the Distribution.

SECTION 4.2 Increase In Western Union Authorized Shares. Prior to the Contribution, the Western Union Board of Directors and First Data, as sole stockholder of Western Union, shall have adopted the Western Union Amended and Restated Certificate of Incorporation and Western Union shall have filed the Western Union Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

SECTION 4.3 The Agent. Prior to the Distribution Date, First Data will enter into a distribution agent agreement with the Agent.

SECTION 4.4 Delivery of Western Union Shares. First Data shall take such steps as are necessary or appropriate to permit the Western Union Shares to be distributed in the manner described in this Article IV. In its capacity as First Data’s distribution agent and Western Union’s transfer agent, the Agent will distribute the Western Union Shares in the manner described in this Article IV.

SECTION 4.5 The Distribution. (a) Subject to the satisfaction or waiver of the conditions set forth in Section 9.1 and at the sole and absolute discretion of First Data, on the Distribution Date First Data shall cause the Agent to distribute to each holder of record of shares of First Data Common Stock as of the Record Date (or, if such holder has sold its shares of First Data Common Stock in the regular way market prior to the Distribution, to the transferee of such shares) by means of a pro rata dividend of one Western Union Share for each share of First Data Common Stock (the “Distribution Ratio”) held of record by such holder (or such transferee) as of the Record Date (the “Distribution”).

(b) Subject to the terms and conditions of this Agreement, each holder of record of First Data Common Stock as of the Record Date (or such holder’s designated transferee) will be entitled to receive in the Distribution one share of Western Union Common Stock for each share of First Data Common Stock held of record by such record holder (or such transferee) as of the Record Date.

SECTION 4.6 Delivery of Western Union Shares. Each distributed Western Union Share shall be validly issued, fully paid and nonassessable and free of preemptive rights. The shares of Western Union Common Stock distributed shall be distributed as uncertificated shares registered in book-entry form through the direct registration system. No certificates therefor shall be distributed. First Data shall cause the Agent to deliver an account statement to each holder of Western Union Common Stock reflecting such holder’s ownership interest in shares of Western Union Common Stock.

SECTION 4.7 Distribution is at First Data’s Discretion. The consummation of the transactions provided for in this Article IV shall only be effected after the Distribution has been declared by the Board of Directors of First Data and after all of the conditions set forth in Section 9.1 shall have been satisfied or waived by First Data. Notwithstanding the foregoing, at any time prior to the Distribution, First Data, in its sole and absolute discretion, may determine not to consummate the Distribution.

SECTION 4.8 Additional Approvals. First Data shall cooperate with Western Union in effecting, and if so requested by Western Union, First Data shall, as the sole stockholder of Western Union prior to the Distribution, ratify any actions which are reasonably necessary or desirable to be taken by Western Union to effectuate the transactions referenced in or contemplated by this Agreement in a manner consistent with the terms hereof, including the preparation and implementation of appropriate plans, agreements and arrangements for employees of the Western Union Business and non-employee members of Western Union’s Board of Directors.

ARTICLE V

ACTIONS SUBSEQUENT TO THE DISTRIBUTION

SECTION 5.1 Actions Following the Distribution. On the Distribution Date and promptly following the consummation of the Distribution, the following transactions shall be undertaken:

(a) FFMC Debt Financing. FFMC shall enter into one or more financing agreements and, in connection with such agreements, borrow a sufficient amount of cash to comply with its obligations pursuant to Section 5.1(b).

(b) Satisfaction of FFMC Note. FFMC shall pay to First Data by wire transfer of immediately available funds to an account specified in writing by First Data an amount equal to the outstanding principal amount of the FFMC Note in full satisfaction thereof.

(c) Debt Exchange and Note Offering. Pursuant to the Exchange Agreement, First Data will transfer the Western Union Notes to the Exchange Bank in exchange for all or a portion of the Eligible First Data Debt. First Data and Western Union shall use their respective reasonable best efforts to cause the Debt Exchange and the Note Offering to be consummated on the Distribution Date. Without limiting the generality of the foregoing, each of First Data and Western Union shall use its reasonable best efforts to cause their respective employees, accountants, counsel and other representatives to reasonably cooperate with each other in carrying out the transactions contemplated by the Debt Exchange and the Note Offering and in delivering all documents and instruments deemed reasonably necessary by First Data and Western Union and otherwise cooperating and assisting in satisfying the conditions of the Debt Exchange and the Note Offering.

(d) Paydown of First Data Debt. First Data agrees (i) subject to the payment of indebtedness of the First Data Parties in accordance with this Section 5.1(d), to maintain the Cash Consideration in a separate, interest-bearing account from all other cash and cash equivalents of the First Data Parties, (ii) not to commingle the Cash Consideration with any other assets owned or held by First Data and (iii) to, not later than one year following the Distribution Date, use all of the Cash Consideration plus all earnings on any amounts held in such account solely to repay Eligible First Data Debt.

ARTICLE VI

BUSINESS SEPARATION CLOSING MATTERS

SECTION 6.1 Delivery of Instruments of Conveyance. In order to effectuate the transactions contemplated by Articles II through IV, the Parties shall execute and deliver, or cause to be executed and delivered, prior to or as of the Distribution such deeds, bills of sale, instruments of assumption, instruments of assignment, stock powers, certificates of title and other instruments of assignment, transfer, assumption, license and conveyance (collectively, the “Conveyancing Instruments”) as First Data and Western Union shall reasonably deem necessary or appropriate to effect such transactions, including the Asset Transfer Agreements and those set forth on Schedule 6.1.

SECTION 6.2 Provision of Corporate Records. (a) Without limitation of the Parties rights and obligations pursuant to Article XIV, prior to or as promptly as reasonably practicable after the Distribution, First Data shall deliver to Western Union all corporate books and records of the Western Union Parties and, upon request, copies of all corporate books and records of the First Data Parties relating to the Western Union Business in its possession or control, including in each case all active agreements, litigation files and government filings.

(b) Without limitation of the Parties rights and obligations pursuant to Article XIV, prior to or as promptly as reasonably practicable after the Distribution, Western Union shall deliver to First Data all corporate books and records of the First Data Parties and, upon request, copies of all corporate books and records of the Western Union Parties relating to the First Data Business in its possession or control, including in each case all active agreements, litigation files and government filings.

ARTICLE VII

NO REPRESENTATIONS AND WARRANTIES

SECTION 7.1 No First Data Representations or Warranties. Except as expressly set forth herein or in any Operating Agreement, none of the First Data Parties represents or warrants in any way (a) as to the value, condition, prospects or freedom from encumbrance of, or any other matter concerning, any of the Western Union Subsidiaries (including their respective assets), the Transferred Business Assets or the Western Union Business, (b) as to the legal sufficiency to convey title to any of the Western Union Subsidiaries or Transferred Business Assets on the execution, delivery and filing of the Conveyancing Instruments or (c) the amount or nature of, or any other matter concerning, the Liabilities of the Western Union Parties. THE WESTERN UNION BUSINESS AND ALL SUCH WESTERN UNION SUBSIDIARIES (AND THEIR RESPECTIVE ASSETS) AND TRANSFERRED ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS WITHOUT ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, MARKETABILITY, TITLE, VALUE, FREEDOM FROM ENCUMBRANCE OR ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, and the Western Union Parties shall bear the economic and legal risks that any conveyances of such assets shall prove to be insufficient or that the Western Union Parties’ title to any such assets shall be other than good and marketable and free of encumbrances. Except as expressly set forth in this Agreement or in any Operating Agreement, none of the First Data Parties represents or warrants that the obtaining of the consents or approvals, the execution and delivery of any amendatory agreements and the making of the filings and applications contemplated by this Agreement shall satisfy the provisions of all applicable agreements or the requirements of all applicable laws or judgments and, subject to Section 7.2, the Western Union Parties shall bear the economic and legal risk that any necessary consents or approvals are not obtained or that any requirements of law or judgments are not complied with with respect to the Contribution.

SECTION 7.2 No Western Union Representations or Warranties. Except as expressly set forth herein or in any Operating Agreement, none of the Western Union Parties represents or warrants in any way (a) as to the value or freedom from encumbrance of, or any other matter concerning, any of the Distributed Companies (including their respective assets), the Transferred First Data Business Assets or the First Data Business, (b) as to the legal sufficiency to convey title to any of the Distributed Companies or the Transferred First Data Business Assets on the execution, delivery and filing of the Conveyancing Instruments or (c) the amount or nature of, or any other matter concerning, the Liabilities of the Distributed Companies. THE DISTRIBUTED COMPANIES (AND THEIR RESPECTIVE ASSETS) ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS WITHOUT ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, MARKETABILITY, TITLE, VALUE, FREEDOM FROM ENCUMBRANCE OR ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, and the First Data Parties shall bear the economic and legal risks that any conveyances of such assets shall prove to be insufficient or that the First Data Parties’ title to any such assets shall be other than good and marketable and free of encumbrances. Except as expressly set forth in this Agreement or in any Operating Agreement, solely with respect to the FFMC Distribution, none of the Western Union Parties represents or warrants that the obtaining of the consents or approvals, the execution and delivery of any amendatory agreements and the making of the filings and applications contemplated by this Agreement shall satisfy the provisions of all applicable agreements or the requirements of all applicable laws or judgments and, subject to Section 7.1, the First Data Parties shall bear the economic and legal risk that any necessary consents or approvals are not obtained or that any requirements of law or judgments are not complied with with respect to the FFMC Distribution.

ARTICLE VIII

CERTAIN COVENANTS

SECTION 8.1 Governmental Approvals and Consents; Third Party Consents. Prior to the Distribution, the Parties hereto will use their respective commercially reasonable efforts to obtain all Governmental Approvals and Consents and all Third Party Consents that are required or appropriate in connection with the transactions contemplated by this Agreement.

SECTION 8.2 Non-Assignable Contracts. (a) If and to the extent that any First Data Party is unable to obtain any consent, approval or amendment necessary for the transfer or assignment to any Western Union Party of any Contract or other rights relating to the Western Union Business that would otherwise be transferred or assigned to such Western Union Party as contemplated by this Agreement or any other agreement or document contemplated hereby, (i) such First Data Party shall continue to be bound thereby and the purported transfer or assignment to such Western Union Party shall automatically be deemed deferred until such time as all legal impediments are removed and all necessary consents have been obtained and (ii) unless not permitted by the terms thereof or by law, the Western Union Parties shall pay, perform and discharge fully all of the obligations of the First Data Parties thereunder from and after the Distribution, or such earlier time as such transfer or assignment would otherwise have taken place, and indemnify the First Data Parties for all Losses arising out of such performance by such Western Union Party. The First Data Parties shall, without further consideration therefor, pay and remit to the applicable Western Union Party promptly all monies, rights and other considerations received in respect of such performance. The First Data Parties shall exercise or exploit their rights and options under all such Contracts and other rights, agreements and documents referred to in this Section 8.2(a) only as reasonably directed by Western Union and at Western Union’s expense. If and when any such consent, approval or amendment shall be obtained or such Contract or other right or agreement shall otherwise become transferable or assignable or be able to be novated, the First Data Parties shall promptly assign or transfer and novate (to the extent permissible) all of their rights and obligations thereunder to the applicable Western Union Party without payment of further consideration, and the Western Union Party shall, without the payment of any further consideration therefor, assume such rights and obligations. To the extent that the transfer or assignment of any Contract or other right (or the proceeds thereof) pursuant to this Section 8.2(a) is prohibited by law or the terms thereof, this Section 8.2(a) shall operate to create a subcontract with the applicable Western Union Party to perform each relevant Contract or other right, agreement or document at a subcontract price equal to the monies, rights and other considerations received by the First Data Parties with respect to the performance by such Western Union Party.

(b) If and to the extent that any Western Union Party is unable to obtain any consent, approval or amendment necessary for the transfer or assignment to any First Data Party of any Contract or other rights relating to the First Data Business that would otherwise be transferred or assigned to such First Data Party as contemplated by this Agreement or any other agreement or document contemplated hereby, (i) such Western Union Party shall continue to be bound thereby and the purported transfer or assignment to such First Data Party shall automatically be deemed deferred until such time as all legal impediments are removed and all necessary consents have been obtained and (ii) unless not permitted by the terms thereof or by law, the First Data Parties shall pay, perform and discharge fully all of the obligations of the Western Union Parties thereunder from and after the Distribution, or such earlier time as such transfer or assignment would otherwise have taken place, and indemnify the Western Union Parties for all indemnifiable Losses arising out of such performance by such First Data Party. The Western Union Parties shall, without further consideration therefor, pay and remit to the applicable First Data Party promptly all monies, rights and other considerations received in respect of such performance. The Western Union Parties shall exercise or exploit their rights and options under all such Contracts and other rights, agreements and documents referred to in this Section 8.2(b) only as reasonably directed by First Data and at First Data’s expense. If and when any such consent, approval or amendment shall be obtained or such Contract or other right or agreement shall otherwise become transferable or assignable or be able to be novated, the Western Union Parties shall promptly assign or transfer and novate (to the extent permissible) all of their rights and obligations thereunder to the applicable First Data Party without payment of further consideration, and the First Data Party shall, without the payment of any further consideration therefor, assume such rights and obligations. To the extent that the transfer or assignment of any Contract or other right (or the proceeds thereof) pursuant to this Section 8.2(b) is prohibited by law or the terms thereof, this Section 8.2(b) shall operate to create a subcontract with the applicable First Data Party to perform each relevant Contract or other right, agreement or document at a subcontract price equal to the monies, rights and other considerations received by the Western Union Parties with respect to the performance by such First Data Party.

SECTION 8.3 Further Assurances. (a) Each Party shall use its commercially reasonable efforts, after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary or advisable under applicable laws to consummate or make effective the transactions contemplated by this Agreement; provided, however, that no First Data Party or Western Union Party shall be obligated under this Section 8.3(a) to pay any consideration, grant any concession or incur any Liability to any third Person.

(b) If, as a result of mistake or oversight, any asset or Contract reasonably necessary to the conduct of the Western Union Business is not transferred to the applicable Western Union Party, or any asset or Contract reasonably necessary to the conduct of the First Data Business is not transferred to the applicable First Data Party or is transferred to any Western Union Party, the Parties intend that such asset or Contract shall be transferred to the Party which requires such asset or Contract for the conduct of its business without the payment of any additional consideration, and First Data and Western Union shall negotiate in good faith after the Distribution to determine whether, notwithstanding such intent, such asset or Contract should not be transferred to a Western Union Party or to a First Data Party, as the case may be, and/or the terms and conditions upon which such asset or Contract shall be made available to a Western Union Party or to a First Data Party, as the case may be. Unless expressly provided to the contrary in this Agreement or any Operating Agreement, if, as a result of mistake or oversight, any Western Union Liability is retained or assumed by any First Data Party, or any First Data Liability is retained or assumed by any Western Union Party, the Parties intend that such Liability shall be transferred to the Party with respect to which such Liability relates without the payment of any additional consideration, and First Data and Western Union shall negotiate in good faith after the Distribution to determine whether, notwithstanding such intent, such Liability should not be transferred to a Western Union Party or a First Data Party, as the case may be, and/or the terms and conditions upon which any such Liability shall be transferred. Notwithstanding anything to the contrary in this Section 8.3(b), no First Data Party or Western Union Party shall be obligated under this Section 8.3(b) to pay any consideration, grant any concession or incur any Liability to any third Person other than the Liability to be transferred.

SECTION 8.4 Receipt of Misdirected Assets. In the event that at any time and from time to time after the Effective Time, any First Data Party shall receive from a Third Party an asset of the Western Union Business (including any remittances from account debtors in respect of the Western Union Business), such Party shall promptly transfer such asset to the appropriate Western Union Party. In the event that at any time and from time to time after the Effective Time, any Western Union Party shall receive from a Third Party an asset of the First Data Business (including any remittances from account debtors in respect of the First Data Business), such Party shall promptly transfer such asset to the appropriate First Data Party. Each Party shall cooperate with the other Party and use its commercially reasonable efforts to set up procedures and notifications as are reasonably necessary or advisable to effectuate the transfers contemplated by this Section 8.4.

SECTION 8.5 Late Payments. Except as expressly provided to the contrary in this Agreement or in any Operating Agreement, any amount not paid when due pursuant to this Agreement or any Operating Agreement (and any amounts billed or otherwise invoiced or demanded in writing and properly payable that are not paid within 30 days of the date of such bill, invoice or other written demand) shall accrue interest at a rate per annum equal to the Prime Rate plus 2%.

SECTION 8.6 Certain Business Matters. (a) Following the Effective Time and except as set forth in any Operating Agreement, either Party may (i) engage in the same or similar activities or lines of business as the other Party is or in the future may be engaged in and/or (ii) do business, or refrain from doing business, with any potential or actual supplier or customer of the other Party.

(b) Each Party agrees that, for a period of six months from the Distribution Date, such Party (a “Soliciting Party”) will not solicit for employment any employee of the other Party (a “Protected Party”), provided, however, that it is understood that this employee non-solicitation provision shall not prohibit: (i) generalized solicitations by advertising and the like, which are not directed to specific individuals or employees of the Protected Party; (ii) solicitations of persons whose employment was terminated by the Protected Party; or (iii) solicitations of persons who have terminated their employment with the Protected Party without any prior solicitation by the Soliciting Party, and, provided further, that the restrictions on solicitation set forth in this Section 8.6(b) shall not apply to any Merchant Alliance.

SECTION 8.7 Litigation. (a) As of the Distribution, the Western Union Parties shall assume and thereafter, except as provided in Article XII, be responsible for all Liabilities that may result from the Assumed Actions and all fees and costs relating to the defense of the Assumed Actions, including attorneys’ fees and costs incurred after the Distribution. “Assumed Actions” means those Actions (in which any First Data Party or any Affiliate of a First Data Party, other than any Western Union Party, is a defendant or the Party against whom the claim or investigation is directed) primarily relating to the Western Union Business, including those listed on Schedule 8.7(A).

(b) The First Data Parties shall transfer the Transferred Actions to Western Union, and Western Union shall receive and have the benefit of all of the proceeds of such Transferred Actions. “Transferred Actions” means those Actions (in which any First Data Party or any of its Affiliates is a plaintiff or claimant) primarily relating to the Western Union Business, including those listed on Schedule 8.7(B) pursuant to the Transferred Action Assignment and Assumption Agreement.

(c)      (i) First Data agrees that at all times from and after the Distribution if an Action relating primarily to the First Data Business is commenced by a Third Party naming both First Data and Western Union as defendants thereto, then First Data shall use its commercially reasonable efforts to cause Western Union to be removed from such Action; provided that if First Data is unable to cause Western Union to be removed from such Action, First Data and Western Union shall cooperate and consult to the extent necessary or advisable with respect to such Action.

(ii) Western Union agrees that at all times from and after the Distribution if an Action relating primarily to the Western Union Business is commenced by a Third Party naming both First Data and Western Union as defendants thereto, then Western Union shall use its commercially reasonable efforts to cause First Data to be removed from such Action; provided that if Western Union is unable to cause First Data to be removed from such Action, First Data and Western Union shall cooperate and consult to the extent necessary or advisable with respect to such Action.

(iii) First Data and Western Union agree that at all times from and after the Distribution if an Action which does not relate primarily to the Western Union Business or the First Data Business is commenced by a Third Party naming both First Data and Western Union as defendants thereto, then First Data and Western Union shall cooperate and consult to the extent necessary or advisable with respect to such Action.

(iv) Without limiting the generality of the foregoing, with respect to the Actions identified on Schedule 8.7(C), First Data shall have the right to negotiate, settle and compromise such Actions on behalf of both all First Data Parties and all Western Union Parties, provided that, except to the extent First Data settles and compromises such Actions within the scope of the authorization set forth in Schedule 8.7(C), First Data shall not settle or compromise such Actions with respect to the portion of such Actions which would constitute a Western Union Liability without the written consent of Western Union. Western Union agrees to reimburse First Data for its proportionate share of First Data’s Out-of-Pocket Expenses incurred in connection with such Actions, determined by dividing the amount of Western Union Liability with respect to such Actions by the sum of the amount of First Data Liability and Western Union Liability arising from such Actions.

SECTION 8.8 Signs; Use of Company Name. (a) Except as provided in the Operating Agreements, on or prior to 180 days after Distribution Date, the Parties hereto, at the expense of the Party which owns the tangible assets, shall remove (or, if necessary, on an interim basis cover up) any and all exterior and interior signs and identifiers on assets or properties owned or held by the Western Union Parties that refer or pertain to any First Data Party or the First Data Business, or on assets or properties owned or held by the First Data Parties that refer or pertain to any Western Union Party or the Western Union Business. Western Union hereby grants to the First Data Parties and First Data hereby grants to the Western Union Parties for a period of 180 days following the Distribution Date, a non-exclusive, non-transferable, fully-paid and royalty-free license to use their respective corporate names (the “Marks”) on stationery and signage used in their respective businesses as of the Effective Time. Notwithstanding the foregoing, First Data and Western Union shall use reasonable efforts to change all references to the other Party’s Marks as soon as practicable following the Effective Time.

(b) Except as provided in the Operating Agreements, after 180 days following the Effective Time, (1) without the prior written consent of First Data, the Western Union Parties shall not use or display the name First Data, or any variations thereof, or other trademarks, any trade names, logos or identifiers using any of such names or otherwise owned by or licensed to any First Data Party that have not been assigned or licensed to a Western Union Party, and (ii) without the prior written consent of Western Union, the First Data Parties shall not use or display the name Western Union or any variations thereof, or other trademarks, trade names, logos or identifiers using any of such names or otherwise owned by or licensed to any Western Union Party that have not been assigned or licensed to a First Data Party; provided, however, that notwithstanding the foregoing, nothing contained in this Agreement shall prevent either Party hereto from using the other’s name in public filings with Governmental Authorities, materials intended for distribution to either Party’s stockholders or any other communication in any medium that describes the relationship between the Parties, including materials distributed to employees relating to the transition of employee benefit plans; and, provided further, that the continuation of references to the Marks in telephone directories (and other similar third Party or incidental uses which are not capable of being updated within the time period set forth above) for a period not to exceed one year following the Effective Time shall not be deemed a breach of this Section 8.8.

SECTION 8.9 Stock Options Registration Statement. Western Union shall prepare and file with the SEC such amendments and supplements to the Stock Options Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Stock Options Registration Statement effective under the Securities Act for a period of not less than ten (10) years following the Distribution Date, provided that, Western Union’s obligations pursuant to this Section 8.9 shall terminate on the date upon which there are no further securities covered thereby which may be issued pursuant to the terms of the applicable stock option agreements.

ARTICLE IX

CONDITIONS TO THE DISTRIBUTION

SECTION 9.1 Conditions to the Distribution. The obligation of First Data to effect the Distribution is subject to the satisfaction or the waiver by First Data, in its sole and absolute discretion, of each of the following conditions:

(a) Approval by the First Data Board of Directors. This Agreement and the transactions contemplated hereby, including the declaration of the Distribution, shall have been duly approved by the Board of Directors of First Data in accordance with applicable law and the Second Amended and Restated Certificate of Incorporation and By-laws of First Data.

(b) Receipt of IRS Private Letter Ruling and Opinion. First Data shall have received (i) a private letter ruling from the IRS (which shall not have been revoked or modified in any material respect) and (ii) an opinion of Sidley Austin LLP (or other nationally recognized tax counsel), in each case in form and substance satisfactory to First Data, to the effect that, among other things, the Contribution followed by the Distribution, taken together, will be tax-free to First Data, Western Union and holders of First Data Common Stock for United States federal income tax purposes under Sections 355, 368 and related provisions of the Code.

(c) Receipt of Solvency Conveyance Opinion. An independent firm acceptable to First Data, in its sole and absolute discretion, shall have delivered one or more opinions to the Board of Directors of each of First Data and Western Union confirming the solvency and financial viability of Western Union and First Data, which opinions shall be in form and substance satisfactory to First Data, in its sole and absolute discretion, and shall not have been withdrawn or rescinded.

(d) State and Foreign Securities and “Blue Sky” Laws Approvals. First Data and Western Union shall have received all permits, registrations and consents required under the securities or “blue sky” laws of states or other political subdivisions of the United States or of foreign jurisdictions in connection with the Distribution.

(e) SEC Filings and Approvals. The Parties shall have prepared and Western Union shall, to the extent required under applicable law, have filed with the SEC any such documentation that First Data determines, in its sole and absolute discretion, is necessary or desirable to effectuate the Distribution and the other transactions contemplated by this Agreement and the Operating Agreements, and each Party shall have obtained all necessary approvals from the SEC.

(f) Effectiveness of Registration Statements; No Stop Order. The SEC shall have declared effective the Form 10 Registration Statement, the Note Offering Registration Statement and the Stock Options Registration Statement, and no stop order suspending the effectiveness of the Form 10 Registration Statement, the Note Offering Registration Statement and the Stock Options Registration Statement shall be in effect or, to the knowledge of either First Data or Western Union, threatened by the SEC.

(g) Permits. First Data and Western Union shall have received all material Governmental Approvals and Consents and all material permits, registrations, clearances and consents from Third Parties, in each case, necessary to effect the Distribution and permit the operation of the Western Union Business thereafter.

(h) Dissemination of Information to First Data Stockholders. Prior to the Distribution, the Parties shall have prepared and mailed to the holders of record of First Data Common Stock such information concerning Western Union, its business, operations and management, the Distribution and such other matters as First Data shall determine in its sole and absolute discretion and as may otherwise be required by law.

(i) Approval of NYSE Listing Application. The NYSE shall have approved the Western Union Common Stock for listing, subject to official notice of issuance.

(j) Resignations. Prior to the Distribution, all of First Data’s representatives or designees shall have resigned or been removed as officers and from all Boards of Directors or similar governing bodies of the Western Union Parties, and all of Western Union’s representatives or designees shall have resigned or been removed as officers and from all Boards of Directors or similar governing bodies of the First Data Parties.

(k) Consents. First Data and Western Union shall have received all Governmental Approvals and Consents and all Third Party Consents necessary to effect the Contribution and the Distribution and to permit the operation of the Western Union Business after the Distribution Date.

(l) No Legal Restraint. No order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution or any of the transactions related thereto, including the Contribution, shall be in effect.

(m) Consummation of Pre-Distribution Transactions. The pre-Distribution transactions contemplated by Articles II and III, including the execution and delivery of the Operating Agreements, shall have been consummated.

(n) Credit Ratings. First Data and Western Union shall have each received credit ratings from the credit rating agencies that are satisfactory to First Data in its sole and absolute discretion.

(o) No Other Events. No other events or developments shall have occurred that, in the judgment of the Board of Directors of First Data, in its sole and absolute discretion, would result in the Contribution or the Distribution having a material adverse effect on First Data or its stockholders.

SECTION 9.2 First Data Right Not to Close or to Terminate. The satisfaction of the foregoing conditions are for the sole benefit of First Data and shall not give rise to or create any duty on the part of First Data or the Board of Directors of First Data to waive or not waive any such condition or to effect the Distribution, or in any way limit First Data’s power of termination set forth in Section 15.13.

ARTICLE X

INSURANCE MATTERS

SECTION 10.1 Insurance Prior to the Distribution Date. Except as may otherwise be expressly provided in this Article X, Western Union does hereby agree, for itself and on behalf of the Western Union Parties, that the First Data Parties shall not have any Liability whatsoever as a result of the insurance policies, insurance contracts and claim administration contracts and practices related to the foregoing of the First Data Parties in effect at any time prior to the Effective Time, including as a result of the level or scope of any such insurance policies, insurance contracts, claim administration contracts, the creditworthiness of any insurance carrier, the terms and conditions of any policy or contract and the adequacy or timeliness of any notice to any insurance carrier or claims administrator with respect to any actual claim or potential claim or otherwise.

SECTION 10.2 Ownership of Existing Policies and Programs. First Data or one or more of the other First Data Parties shall continue to own all insurance policies, insurance contracts and claim administration contracts of any kind of any First Data Party which were or are in effect at any time at or prior to the Effective Time (other than insurance policies, insurance contracts and claim administration contracts established in contemplation of the Distribution to cover only the Western Union Parties after the Effective Time), including general liability (whether primary, excess or umbrella), fiduciary liability, automobile, aircraft hull and liability, all risk property (including business interruption) and casualty, directors and officers liability, employer’s liability, workers’ compensation, comprehensive crime, errors and omissions and property/boiler and machinery insurance policies, together with all rights, benefits and privileges thereunder (collectively, the “First Data Policies”). Subject to the provisions of this Agreement, (a) the First Data Parties shall retain all of their respective rights, benefits and privileges, if any, under the First Data Policies and (b) coverage of the Western Union Parties under the First Data Policies shall cease as of the Effective Time. Nothing contained herein shall be construed to be an attempted assignment of or a change to any part of the ownership of the First Data Policies.

SECTION 10.3 Maintenance of Insurance for Western Union. Until the Effective Time, First Data shall maintain in full force and effect the First Data Policies to the extent that such policies apply to the Western Union Business.

SECTION 10.4 Acquisition and Maintenance of Post-Distribution Insurance by Western Union. Commencing on and as of the Distribution Date, Western Union shall be responsible for establishing and maintaining separate property damage and business interruption and liability insurance policies and programs (including general liability (whether primary, excess or umbrella), fiduciary liability, automobile, aircraft hull and liability, all risk property (including business interruption) and casualty, directors and officers liability, employer’s liability, workers’ compensation, comprehensive crime, errors and omissions and property/boiler and machinery insurance policies) for activities and claims involving any Western Union Party or any of their Affiliates, in each case with commercially reasonable limits and deductibles or self-insured retentions. Each of the Western Union Parties and each of their Affiliates, as appropriate, shall be responsible for all administrative and financial matters relating to insurance policies established and maintained by the Western Union Parties and each of their Affiliates for claims relating to any period at or after the Effective Time involving any Western Union Party or any of its Affiliates.

SECTION 10.5 Rights Under Shared Policies. (a) At and after the Effective Time: (i) Western Union will have the right to assert claims (and First Data will use commercially reasonable efforts to assist Western Union in asserting claims if so requested by Western Union in writing) for any Losses with respect to the Western Union Business and the Transferred Business Assets under First Data Policies that include any Western Union Party and/or any or all of the Western Union Business within the definition of the named insured, additional named insured, additional insured or insured (excluding, for the avoidance of doubt, any group health and welfare insurance policies) (“Shared Policies”) with Third Party insurers that are “occurrence based” insurance policies (“Occurrence Based Policies”) arising out of insured occurrences occurring from the date coverage thereunder first commenced until the Effective Time to the extent that the terms and conditions of any such Occurrence Based Policies and agreements relating thereto so allow; (ii) Western Union will have the right to continue to prosecute claims with respect to the Western Union Business properly asserted under Occurrence Based Policies prior to the Effective Time to the extent that the terms and conditions of any such Occurrence Based Policies and agreements relating thereto so allow (and First Data will use commercially reasonable efforts to assist Western Union in asserting claims if so requested by Western Union in writing); and (iii) Western Union will have the right to assert and/or continue to prosecute claims with respect to the Western Union Business and the Transferred Business Assets (and First Data will use commercially reasonable efforts to assist Western Union in asserting claims if so requested by Western Union in writing) under Shared Policies with Third Party insurers that are made under liability insurance policies written on a “claims made” basis (“Claims Made Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Effective Time to the extent that the terms and conditions of any such Claims Made Policies and agreements relating thereto so allow; provided, that in the case of clauses (i), (ii) and (iii), (A) all of the First Data Parties’ reasonable Out-of Pocket Expenses incurred in connection with their efforts to assist Western Union in asserting or continuing to prosecute the claims described above are promptly paid by Western Union following receipt of an invoice for such expenses, (B) subject to Section 10.5(b), the First Data Parties may, at any time, without liability or obligation to the Western Union Parties, amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Shared Policies (and such claims shall be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications), (C) such claims will be subject to (and recovery thereon will be reduced by the amount of) any applicable deductibles, retentions or self-insurance provisions, and, with respect to any such deductibles, retentions or self-insurance provisions which require a payment by a First Data Party or any Affiliate of a First Data Party in respect thereof, Western Union shall reimburse such First Data Party or Affiliate for such payment, (D) Western Union shall be responsible for and shall pay any claims handling expenses or residual Liability arising from such claims and (E) such claims will be subject to exhaustion of existing sublimits and aggregate limits as provided in Section 10.5(c). First Data’s obligation to use commercially reasonable efforts to assist Western Union in asserting claims under applicable Shared Policies will include using commercially reasonable efforts to assist Western Union to establish its right to coverage under such Shared Policies (so long as all of the First Data Parties’ Out-of-Pocket Expenses in connection therewith are promptly paid by Western Union). No First Data Party will bear any Liability for the failure of an insurer to pay any claim under any Shared Policy. It is understood that any Claims Made Policies may not provide any coverage to the Western Union Parties for incidents occurring prior to the Effective Time but that are asserted with the insurance carrier after the Effective Time.

(b) In the event that after the Effective Time First Data proposes to amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Shared Policies under which Western Union has or may in the future have rights to assert claims pursuant to this Article X in a manner that would adversely affect any such rights of Western Union, (i) First Data will give Western Union prior notice thereof and consult with Western Union with respect to such action, (ii) First Data will not take such action without the prior written consent of Western Union, such consent not to be unreasonably withheld, and (iii) First Data will pay to Western Union its equitable share (which shall be mutually agreed upon by First Data and Western Union, acting reasonably), if any, of any net proceeds actually received by First Data from the insurer under the applicable Shared Policy as a result of such action by First Data (after deducting First Data’s reasonable costs and expenses incurred in connection with such action).

(c) To the extent that the limits of any Shared Policy preclude payment in full of Unrelated Claims filed by First Data and Western Union, the insurance proceeds available under such Shared Policy shall be paid to First Data and/or Western Union on a FIFO Basis. In the event that First Data and Western Union file Related Claims under any Shared Policy, each of First Data and Western Union shall receive a pro rata amount of the available insurance proceeds, based on the relationship the Loss incurred by each such Party bears to the total Loss to both such Parties from the occurrence or event underlying the Related Claims.

SECTION 10.6 Administration and Reserves. (a) From and after the Effective Time, the First Data Parties will be responsible for the Claims Administration with respect to claims of the First Data Parties under Shared Policies.

(b) From and after the Effective Time, the Western Union Parties will be responsible for the Claims Administration with respect to claims of the Western Union Parties under Shared Policies, and First Data shall provide appropriate instructions to the applicable insurance brokers under the Shared Policies to facilitate Claims Administration by Western Union.

(c) Any reserves of the First Data Parties with respect to the Western Union Business shall be transferred to Western Union by such First Data Parties on or prior to the Effective Time.

SECTION 10.7 Insurance Premiums. From and after the Effective Time, First Data will pay all premiums, taxes, assessments or similar charges (retrospectively-rated or otherwise) as required under the terms and conditions of the respective Shared Policies in respect of periods of coverage prior to the Effective Time, whereupon Western Union will upon the request of First Data promptly reimburse First Data for that portion of such additional premiums and other payments paid by First Data as are reasonably determined by First Data to be attributable to the Western Union Business. Notwithstanding the foregoing, to the extent that Western Union has previously paid a premium (or has been allocated a portion of a premium by First Data) or satisfied a deductible amount under a Shared Policy, Western Union shall not be required to pay such premium pursuant to the foregoing sentence or satisfy such deductible again if Western Union makes a claim under such Shared Policy in accordance with this Article X.

SECTION 10.8 Agreement for Waiver of Conflict and Shared Defense. In the event that a Shared Policy provides coverage for both a First Data Party, on the one hand, and a Western Union Party, on the other hand, relating to the same occurrence, First Data and Western Union agree to defend jointly, provided that in the event there is a conflict of interest which in the reasonable opinion of either Party would otherwise prevent the conduct of that joint defense, the Parties shall cooperate to pursue coverage under such Shared Policy pursuant to appropriate arrangements (which may require separate counsel) as permitted by such Shared Policy. Nothing in this Section 10.8 will be construed to limit or otherwise alter in any way the indemnity obligations of the Parties, including those created by this Agreement, by operation of law or otherwise.

SECTION 10.9 Duty to Mitigate Settlements. To the extent that any Party is responsible for the Claims Administration for any claims under any Shared Policies after the Effective Time, such Party shall use its commercially reasonable efforts to mitigate the amount of any settlements of such claims.

SECTION 10.10 Non-Waiver of Rights to Coverage. An insurance carrier that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the provisions of this Article X, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurance carrier or any third Party shall be entitled to a benefit (i.e., a benefit such Person would not be entitled to receive had the Distribution not occurred or in the absence of the provisions of this Article X) by virtue of the provisions hereof.

ARTICLE XI

EXPENSES

SECTION 11.1 Expenses Incurred On or Prior To the Distribution Date. Except as otherwise provided in this Agreement, any Operating Agreement or any other agreement contemplated hereby, or as otherwise agreed to in writing by the Parties hereto, each of First Data and Western Union shall pay all Third Party fees, costs and expenses paid or incurred by it (including those fees, costs and expenses identified on Schedule 11.1(A)) in connection with the preparation, execution, delivery and implementation of this Agreement, any Operating Agreement, any other agreement contemplated hereby, the Form 10 Registration Statement, the Stock Options Registration Statement and the Distribution and the consummation of the transactions contemplated hereby and thereby (“Separation Costs”); provided, however, that First Data will pay all non-recurring Third Party fees, costs and expenses in connection with the foregoing incurred on or prior to the Distribution Date that First Data deems necessary to effect the Distribution (including those Separation Costs identified on Schedule 11.1(B)) and Western Union will pay all non-recurring Third Party fees, costs and expenses in connection with the foregoing incurred prior to the Distribution that are expected to benefit Western Union following the Distribution in the ordinary course of business (including those Separation Costs identified on Schedule 11.1(C)).

SECTION 11.2 Expenses Incurred or Accrued After the Distribution Date. Except as otherwise provided in this Agreement, any Operating Agreement or any other agreement contemplated hereby, or as otherwise agreed to in writing by the Parties hereto, First Data and Western Union shall each bear its own costs and expenses incurred after the Distribution Date.

ARTICLE XII

INDEMNIFICATION

SECTION 12.1 Release of Pre-Distribution Claims.

(a) Except as provided in Section 12.1(b) or on Schedule 12.1(A), effective as of the Distribution Date, each Party hereto does hereby, on behalf of itself and its successors and assigns, release and forever discharge the other Party and such other Party’s respective successors and assigns and all Persons who at any time prior to the Distribution Date have been directors, officers or employees of such other Party (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all demands, Actions and Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any Contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement the Distribution.

(b) Nothing contained in Section 12.1(a) shall impair any right of any Person identified in Section 12.1(a) to enforce this Agreement, any Transaction Agreement or any Employee Contract. Nothing contained in Section 12.1(a) shall release or discharge any Person from:

(i) any Liability or obligation provided in or resulting from any Merchant Alliance Agreement or any agreement of the First Data Parties and Western Union Parties that is specified in Schedule 12.1(B), to the extent set forth therein;

(ii) any Liability, contingent or otherwise, assumed, transferred, assigned, retained or allocated to that Person in accordance with, or any other Liability of that Person under, this Agreement or any of the Transaction Agreements;

(iii) any Liability that any Party may have with respect to indemnification or contribution pursuant to this Agreement for claims brought against the Parties or their respective Subsidiaries or Affiliates by Third Parties, which Liability shall be governed by the provisions of this Article XII;

(iv) any Liability that any Party may have with respect to indemnification or contribution pursuant to any of the Operating Agreements for claims brought against the Parties or their respective Subsidiaries or Affiliates by Third Parties, which Liability shall be governed by the provisions of the appropriate provisions of the Operating Agreements;

(v) any unpaid accounts payable or receivable arising from or relating to the sale, provision, or receipt of goods, payment for goods, property or services purchased, obtained or used in the ordinary course of business by a Western Union Party from a First Data Party, or by a First Data Party from a Western Union Party, pursuant to a Commercial Agreement prior to the Distribution Date or any related refund claims;

(vi) any Liability the release of which would result in the release of any Person other than a First Data Party or a Western Union Party or their respective directors, officers and employees; provided, however, that the Parties hereto agree not to bring suit against the other Party or any of their respective directors, officers and employees with respect to any such Liability;

(vii) any Liability or obligation provided in or resulting from any Employee Contract; or

(viii) any Liability or obligation between a Western Union Party and a Merchant Alliance.

In addition, nothing contained in Section 12.2(a) shall release any Party from honoring its existing obligations to indemnify any Person who was a director, officer or employee of such Party, at or prior to the Effective Time, to the extent such Person becomes a named defendant in any Action involving such Party, and was entitled to such indemnification pursuant to then existing obligations; provided, however, that to the extent applicable, Sections 12.2 and 12.3 hereof shall determine whether any Party shall be required to indemnify the other in respect of such Liability.

(c) No Party hereto shall make, nor permit any Affiliates to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against the other Party, or any other Person released pursuant to Section 12.1(a), with respect to any Liability released pursuant to Section 12.1(a).

(d) It is the intent of each of the Parties hereto by virtue of the provisions of this Section 12.1 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date between the First Data Parties and the Western Union Parties (including any contractual agreements or arrangements existing or alleged to exist between the Parties on or before the Distribution Date), except as expressly set forth in Section 12.1(b). At any time, at the reasonable request of either Party, the other Party hereto shall execute and deliver releases reflecting the provisions hereof.

SECTION 12.2 Indemnification by Western Union. Except as provided in Section 12.5, as expressly provided in the Operating Agreements or as provided in Schedule 12.2, Western Union shall indemnify, defend and hold harmless the First Data Parties (for so long as such Person is a First Data Party) and each of their Affiliates (for so long as such Person is an Affiliate of a First Data Party), directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “First Data Indemnified Parties”), from and against any and all Expenses or Losses incurred or suffered by one or more of the First Data Indemnified Parties in connection with, relating to, arising out of or due to, directly or indirectly, any of the following items:

(a) the failure by any Western Union Party or any other Person to pay, perform or otherwise promptly discharge any Western Union Liability;

(b) any Western Union Liability;

(c) the Western Union Business as conducted (regardless of whether by First Data and its Subsidiaries, including the Western Union Parties, or another Person) on, at any time prior to or at any time after the Distribution Date;

(d) except to the extent provided in Section 12.3(d), any claim that the information included in the Form 10 Registration Statement or the Information Statement is or was false or misleading with respect to any material fact or omits or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

(e) except to the extent provided in Section 12.3(e), any claim that the information included in the Note Offering Registration Statement is or was false or misleading with respect to any material fact or omits or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

(f) except to the extent provided in Section 12.3(f), any claim that the information included in the Stock Options Registration Statement or the prospectus forming a part thereof is or was false or misleading with respect to any material fact or omits or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

(g) the use by any Western Union Party after the Effective Time of the name First Data or any variation thereof, or other trademarks, trade names, logos or identifiers using any of such names or otherwise owned by or licensed to any First Data Party;

(h) the breach by any Western Union Party of any covenant or agreement set forth in this Agreement or any Conveyancing Instrument;

(i) any item or matter for which reimbursement or indemnification is to be provided by Western Union in accordance with Section 7.04 of the Employee Matters Agreement; and

(j) any Western Union Financial Instrument,

in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Expense or Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to the Expense or Loss existed prior to, on or after the Distribution Date or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Distribution Date.

SECTION 12.3 Indemnification by First Data. Except as provided in Section 12.5 and except as expressly provided in the Operating Agreements or as provided in Schedule 12.3, First Data shall indemnify, defend and hold harmless the Western Union Parties (for so long as such Person is a Western Union Party) and each of their Affiliates (for so long as such Person is an Affiliate of a Western Union Party), directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Western Union Indemnified Parties”), from and against any and all Expenses or Losses incurred or suffered by one or more of the Western Union Indemnified Parties in connection with, relating to, arising out of or due to, directly or indirectly, any of the following items:

(a) the failure by any First Data Party or any other Person to pay, perform or otherwise promptly discharge any First Data Liability;

(b) any First Data Liability;

(c) the First Data Business as conducted (regardless of whether by First Data and its Subsidiaries, including the Western Union Parties, or another Person) on, at any time prior to or at any time after the Distribution Date;

(d) solely with respect to the information contained in the Form 10 Registration Statement or the Information Statement that is set forth on Schedule 12.3(D), any claim that the information included in the Form 10 Registration Statement or the Information Statement is or was false or misleading with respect to any material fact or omits or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

(e) solely with respect to the information contained in the Note Offering Registration Statement or the Information Statement that is set forth on Schedule 12.3(E), any claim that the information included in the Note Offering Registration Statement is or was false or misleading with respect to any material fact or omits or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

(f) solely respect to the information contained in the Stock Options Registration Statement or the prospectus forming a part thereof that is set forth on Schedule 12.3(F), any claim that the information included in the Stock Options Registration Statement or the prospectus forming a part thereof is or was false or misleading with respect to any material fact or omits or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

(g) the use by any First Data Party after the Effective Time of the name Western Union or any variation thereof, or other trademarks, trade names, logos or identifiers using any of such names or otherwise owned by or licensed to any Western Union Party;

(h) the breach by any First Data Party of any covenant or agreement set forth in this Agreement or any Conveyancing Instrument;

(i) any item or matter for which reimbursement or indemnification is to be provided by First Data in accordance with Section 7.04 of the Employee Matters Agreement; and

(j) any First Data Financial Instrument,

in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Expense or Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to the Expense or Loss existed prior to, on or after the Distribution Date or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Distribution Date.

SECTION 12.4 Applicability of and Limitation on Indemnification. Except as expressly provided herein, the indemnity obligation under this Article XII shall apply notwithstanding any investigation made by or on behalf of any Indemnified Party and shall apply without regard to whether the Loss or Expense for which indemnity is claimed hereunder is based on strict liability, absolute liability or any other theory of liability or arises as an obligation for contribution.

SECTION 12.5 Adjustment of Indemnifiable Losses.

(a) The amount that either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnified Party”) shall be reduced by any insurance proceeds and other amounts actually recovered by or on behalf of such Indemnified Party in reduction of the related Expense or Loss. Each of First Data and Western Union shall use its respective reasonable best efforts to collect any proceeds under its respective available and applicable Third Party insurance policies to which it or any of its Subsidiaries is entitled prior to seeking indemnification or contribution under this Agreement, where allowed; provided, however, that any such actions by an Indemnified Party will not relieve the Indemnifying Party of any of its obligations under this Agreement, including the Indemnifying Party’s obligation to pay directly or reimburse the Indemnified Party for costs and expenses actually incurred by the Indemnified Party. If an Indemnified Party receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Expense or Loss and subsequently actually receives insurance proceeds or other amounts in respect of such Expense or Loss, then such Indemnified Party shall refund to the Indemnifying Party a sum equal to the lesser of (i) the after-tax amount of such insurance proceeds or other amounts actually received and (ii) the net amount of Indemnity Payments actually received previously. The Indemnified Party agrees that the Indemnifying Party shall be subrogated to such Indemnified Party under any insurance policy.

(b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit it would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.

(c) Indemnity Payments (i) shall not be increased to take into account any tax costs incurred by the Indemnified Party arising from any Indemnity Payments from the Indemnifying Party and (ii) shall not be reduced to take into account any tax benefit received by the Indemnified Party arising from the incurrence or payment of any Indemnity Payment.

(d) Amounts paid by First Data to or for the benefit of Western Union or by Western Union to or for the benefit of First Data under this Article XII (and under other specified provisions of this Agreement) shall be treated by the Parties, for all applicable tax purposes, as adjustments to the amount of the value of the Western Union Subsidiaries and Transferred Business Assets.

(e) In the event that an Indemnity Payment shall be denominated in a currency other than United States dollars, the amount of such payment shall be translated into United States dollars using the Foreign Exchange Rate for such currency determined in accordance with the following rules:

(i) with respect to an Expense or a Loss arising from payment by a financial institution under a guarantee, comfort letter, letter of credit, foreign exchange contract or similar instrument, the Foreign Exchange Rate for such currency shall be determined as of the date on which such financial institution shall have been reimbursed;

(ii) with respect to an Expense or a Loss covered by insurance, the Foreign Exchange Rate for such currency shall be the Foreign Exchange Rate employed by the insurance company providing such insurance in settling such Expense or Loss with the Indemnifying Party; and

(iii) with respect to an Expense or a Loss not covered by clause (i) or (ii) above, the Foreign Exchange Rate for such currency shall be determined as of the date that notice of the claim with respect to such Expense or Loss shall be given to the Indemnified Party.

SECTION 12.6 Procedures for Indemnification of Third Party Claims.

(a) If any Third Party shall make any claim or commence any arbitration proceeding or suit (each such claim, proceeding or suit being a “Third Party Claim”) against any one or more of the Indemnified Parties with respect to which an Indemnified Party intends to make any claim for indemnification against Western Union under Section 12.2 or against First Data under Section 12.3, such Indemnified Party shall promptly, but in no event later than 10 days after receipt by the Indemnified Party of written notice of the Third Party Claim, give written notice to the Indemnifying Party describing such Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnified Party to provide notice in accordance with this Section 12.6(a) shall not relieve the related Indemnifying Party of its obligations under this Article XII, except to the extent that such Indemnifying Party is actually prejudiced by such failure to provide notice.

(b) The Indemnifying Party shall have 30 days after receipt of the notice referred to in Section 12.6(a) to notify the Indemnified Party that it elects to conduct and control the defense of such Third Party Claim. If the Indemnifying Party does not give the foregoing notice, the Indemnified Party shall have the right to defend, contest, settle or compromise such Third Party Claim in the exercise of its exclusive discretion subject to the provisions of Section 12.6(c), and the Indemnifying Party shall, upon request from any of the Indemnified Parties, promptly pay to such Indemnified Parties in accordance with the other terms of this Section 12.6(b) the amount of any Expense or Loss subject to indemnification hereunder resulting from the Third Party Claim. If the Indemnifying Party gives the foregoing notice, the Indemnifying Party shall have the right to undertake, conduct and control, through counsel reasonably acceptable to the Indemnified Party, and at its sole expense, the conduct and settlement of such Third Party Claim, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith, provided that: (i) the Indemnifying Party shall use its reasonable best efforts to prevent any lien, encumbrance or other adverse charge to thereafter attach to any asset of any Indemnified Party; (ii) the Indemnifying Party shall use its reasonable best efforts to prevent any injunction against any Indemnified Party; (iii) the Indemnifying Party shall permit the Indemnified Party and any counsel chosen by the Indemnified Party and reasonably acceptable to the Indemnifying Party to monitor such conduct or settlement and shall provide the Indemnified Party and any such counsel with such information regarding such Third Party Claim as either of them may reasonably request (which request may be general or specific), but the fees and expenses of such counsel chosen by the Indemnified Party shall be borne by the Indemnified Party unless (A) the Indemnifying Party and the Indemnified Party shall have mutually agreed that the Indemnifying Party should pay for such counsel or (B) the named parties to any such Third Party Claim include the Indemnified Party and the Indemnifying Party and representation of both parties by the same counsel would be inappropriate due to actual or likely conflicts of interest between them, in either of which cases the reasonable fees and disbursements of counsel for such Indemnified Party shall be paid or reimbursed by the Indemnifying Party; and (iv) the Indemnifying Party shall agree promptly to reimburse to the extent required under this Article XII the Indemnified Party for the full amount of any Expense or Loss resulting from such Third Party Claim. In no event shall the Indemnifying Party, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such claim.

If the Indemnifying Party shall not have undertaken the conduct and control of the defense of any Third Party Claim as provided above, the Indemnifying Party shall nevertheless be entitled through counsel chosen by the Indemnifying Party and reasonably acceptable to the Indemnified Party to monitor the conduct or settlement of such claim by the Indemnified Party, and the Indemnified Party shall provide the Indemnifying Party and such counsel with such information regarding such Third Party Claim as either of them may reasonably request (which request may be general or specific), but all costs and expenses incurred in connection with such monitoring shall be borne by the Indemnifying Party.

(c) Subject to Section 12.6(f), so long as the Indemnifying Party is contesting any such Third Party Claim in its reasonable good faith judgment or is settling such Third Party Claim in accordance with this Section 12.6, the Indemnified Party shall not pay or settle any such Third Party Claim.

(d) If the Indemnified Party determines in its reasonable good faith judgment that the Indemnifying Party is not contesting such Third Party Claim in good faith or is not settling such Third Party Claim in accordance with this Section 12.6, the Indemnified Party shall have the right to undertake control of the defense of such Third Party Claim upon five (5) days written notice to the Indemnifying Party and thereafter to defend, contest, settle or compromise such Third Party Claim in the exercise of its exclusive discretion.

(e) If the Indemnified Party shall have undertaken the conduct and control of the defense of any Third Party Claim as provided in (b) or (d) above, the Indemnified Party, on not less than 30 days prior written notice to the Indemnifying Party, may make settlement (including payment in full) of such Third Party Claim, and such settlement shall be binding upon the Parties for the purposes hereof, unless within said 30-day period the Indemnifying Party shall have requested the Indemnified Party to contest such Third Party Claim at the expense of the Indemnifying Party. In such event, but subject to Section 12.6(f), the Indemnified Party shall promptly comply with such request and the Indemnifying Party shall have the right to direct the defense of such claim or any litigation based thereon subject to all of the conditions of Section 12.6(b).

(f) Notwithstanding the limitations on the Indemnified Party’s right to settle a Third Party Claim pursuant to Section 12.6(c) and Section 12.6(e), the Indemnified Party shall have the right to pay or settle any Third Party Claim, provided that, in such event the Indemnified Party shall waive any right to indemnity therefor by the Indemnifying Party, and no amount in respect thereof shall be claimed as an Expense or a Loss under this Article XII.

(g) To the extent that, with respect to any claim governed by Article V of the Tax Allocation Agreement, there is any inconsistency between the provisions of such Article and of this Section 12.6, the provisions of Article V of the Tax Allocation Agreement shall control with respect to such claim.

SECTION 12.7 Procedures for Indemnification of Direct Claims. Any claim for indemnification on account of an Expense or a Loss made directly by the Indemnified Party against the Indemnifying Party and that does not result from a Third Party Claim shall be asserted by written notice from the Indemnified Party to the Indemnifying Party specifically claiming indemnification hereunder. Such Indemnifying Party shall have a period of 45 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 45-day period, such Indemnifying Party shall be deemed to have accepted responsibility to make payment and shall have no further right to contest the validity of such claim. If such Indemnifying Party does respond within such 45-day period and rejects such claim in whole or in part, such Indemnified Party shall be free to pursue resolution as provided in Article XIII.

SECTION 12.8 Contribution. If the indemnification provided for in this Article XII is judicially determined to be unavailable (other than in accordance with the terms hereof) to an Indemnified Party in respect of any Losses or Expenses referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Expense or Loss in such proportion as is appropriate to reflect the relative fault of the Western Union Indemnified Parties, on the one hand, and the First Data Indemnified Parties, on the other hand, in connection with the conduct, statements or omissions that resulted in such Expense or Loss. The relative fault of any Western Union Indemnified Party, on the one hand, and of any First Data Indemnified Party, on the other hand, in the case of any Expense or Loss arising out of or related to information contained in the Form 10 Registration Statement, the Information Statement or other securities law filing shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission of a material fact relates to information supplied by the Western Union Business or a Western Union Indemnified Party, on the one hand, or by the First Data Business or a First Data Indemnified Party, on the other hand. The information on Schedules 12.3(D), 12.3(E) and 12.3(F) shall deemed supplied by the First Data Business or the First Data Indemnified Parties. All other information in the Form 10 Registration Statement, the Information Statement and the Stock Options Registration Statement (including the related prospectus) shall be deemed supplied by the Western Union Business or the Western Union Indemnified Parties.

SECTION 12.9 Remedies Cumulative. The remedies provided in this Article XII shall be cumulative and, subject to the provisions of Article XII, shall not preclude assertion by an Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

SECTION 12.10 Survival. All covenants and agreements of the Parties contained in this Agreement relating to indemnification shall survive the Distribution Date indefinitely, unless a specific survival or other applicable period is expressly set forth herein.

ARTICLE XIII

DISPUTE RESOLUTION

SECTION 13.1 Agreement to Arbitrate. Except as otherwise specifically provided herein or in any Transaction Agreement, the procedures for discussion, negotiation and arbitration set forth in this Article XIII shall apply to all disputes, controversies or claims (whether sounding in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement or any Transaction Agreement. Each Party hereto agrees on behalf of itself and its respective Affiliates that the procedures set forth in this Article XIII shall be the sole and exclusive remedy in connection with any dispute, controversy or claim relating to any of the foregoing matters and irrevocably waives any right to commence any Action in or before any Governmental Authority, except as expressly provided in Section 13.7(b) and except to the extent provided under the Arbitration Act in the case of judicial review of arbitration results or awards. EACH PARTY ON BEHALF OF ITSELF AND ITS

RESPECTIVE AFFILIATES IRREVOCABLY WAIVES ANY RIGHT TO ANY TRIAL IN A COURT THAT WOULD OTHERWISE HAVE JURISDICTION OVER ANY CLAIM, CONTROVERSY OR DISPUTE SET FORTH IN THE FIRST SENTENCE OF THIS SECTION 13.1.

SECTION 13.2 Escalation and Mediation. (a) The Parties hereto agree to use commercially reasonable efforts to resolve expeditiously any dispute, controversy or claim between them with respect to the matters covered hereby that may arise from time to time on a mutually acceptable negotiated basis. In furtherance of the foregoing, either Party involved in a dispute, controversy or claim may deliver a notice (an “Escalation Notice”) demanding an in-person meeting involving representatives of the Parties hereto at a senior level of management of the Parties hereto (or if the Parties hereto agree, of the appropriate strategic business unit or division within each Party). A copy of any such Escalation Notice shall be given to the General Counsel, or like officer, of each Party involved in the dispute, controversy or claim (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedures for such discussions or negotiations between the Parties may be established by the Parties from time to time; provided, however, that the Parties shall use commercially reasonable efforts to meet within 30 days of the Escalation Notice.

(b) The Parties may retain a mediator to aid the Parties in their discussions and negotiations by informally providing advice to the Parties. Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the Parties, nor shall any opinion expressed by the mediator be admissible in any arbitration proceeding. The mediator shall be selected by the Party that did not deliver the applicable Escalation Notice from a list of individuals to be supplied to the Parties by JAMS/Endispute. Costs of the mediation shall be borne equally by the Parties involved in the matter, except that each Party shall be responsible for its own expenses. Mediation is a prerequisite to a demand for arbitration under Section 13.3.

SECTION 13.3 Procedures for Arbitration. (a) At any time after the completion of the mediation required by Section 13.2(b) (the “Arbitration Demand Date”), either Party involved in the dispute, controversy or claim (regardless of whether such Party delivered the Escalation Notice) may, unless the Applicable Deadline (as hereinafter defined) has occurred, make a written demand (the “Arbitration Demand Notice”) that the dispute be resolved by binding arbitration, which Arbitration Demand Notice shall be given to the Parties to the dispute, controversy or claim in the manner set forth in Section 15.9. If either Party shall deliver an Arbitration Demand Notice to another Party, such other Party may itself deliver an Arbitration Demand Notice to such first Party with respect to any related dispute, controversy or claim with respect to which the Applicable Deadline has not passed without the requirement of delivering an Escalation Notice. No Party may assert that the failure to resolve any matter during any discussions or negotiations, the course of conduct during the discussions or negotiations or the failure to agree on a mutually acceptable time, agenda, location or procedures for the meeting, in each case, as contemplated by Section 13.2, is a prerequisite to a demand for arbitration under this Section 13.3. If either Party delivers an Arbitration Demand Notice with respect to any dispute, controversy or claim that is the subject of any then pending arbitration proceeding or of a previously delivered Arbitration Demand Notice, all such disputes, controversies and claims shall be resolved in the arbitration proceeding for which an Arbitration Demand Notice was first delivered unless the arbitrator(s) in his, her or their sole discretion determine(s) that it is impracticable or otherwise inadvisable to do so.

(b) Except as may be expressly provided in any Operating Agreement, any Arbitration Demand Notice may be given until two years after the later of (i) the occurrence of the act or event giving rise to the underlying claim (it being understood that in the case of a Third Party Claim, such date shall be the date of assertion of the Third Party Claim rather than the act or event underlying the Third Party Claim) and (ii) the date on which such act or event was, or should have been, in the exercise of reasonable due diligence, discovered by the Party asserting the claim (as applicable and as it may in a particular case be specifically extended by the Parties in writing, the “Applicable Deadline”). Any discussions, negotiations or mediations between the Parties pursuant to this Agreement or otherwise will not toll the Applicable Deadline unless expressly agreed in writing by the Parties. Each Party agrees on behalf of itself and its respective Subsidiaries and Affiliates that if an Arbitration Demand Notice with respect to a dispute, controversy or claim is not given prior to the expiration of the Applicable Deadline, such dispute, controversy or claim will be barred. Subject to Section 13.7(d), upon delivery of an Arbitration Demand Notice pursuant to Section 13.3(a) prior to the Applicable Deadline, the dispute, controversy or claim shall be decided by one or more arbitrators in accordance with the rules set forth in this Article XIII.

SECTION 13.4 Selection of Arbitrator(s). (a) If the amount in dispute is less than $2,000,000, the mediator selected by the provisions set forth in Section 13.2(b) above shall also serve as the sole arbitrator. If the amount in dispute equals or exceeds $2,000,000, the mediator selected by the provisions set forth in Section 13.2(b) shall select a panel of three arbitrators from a list provided by JAMS/Endispute. After selection of such panel of arbitrators, the mediator shall have no further role with respect to the dispute. Any arbitrator selected pursuant to this Section 13.4(a) shall be disinterested with respect to each of the Parties and the matter and shall be reasonably competent in the applicable subject matter.

(b) The arbitrator(s) selected pursuant to Section 13.4(a) will set a time for the hearing of the matter which will commence no later than 90 days after the date of appointment theref pursuant to Section 13.4(a), and such hearing will be no longer than 30 days (unless in the judgment of the arbitrator(s), the matter is unusually complex and thereby requires a longer time, in which event such hearing shall be no longer than 90 days). The final decision of such arbitrator(s) will be rendered in writing to the Parties not later than 60 days after the last hearing date, unless otherwise agreed by the Parties in writing. Any judgment or decision of a panel of arbitrators pursuant to this Agreement shall be determined by concurrence of at least two of the three members of the panel of arbitrators appointed hereunder with respect to the applicable dispute.

SECTION 13.5 Hearings. Within the time period specified in Section 13.4(b), the matter shall be presented to the arbitrator(s) at a hearing by means of written submissions of memoranda and verified witness statements, filed simultaneously, and responses, if necessary in the judgment of the arbitrator(s) or both of the Parties. If the arbitrator(s) deem(s) it to be essential to a fair resolution of the dispute, live cross-examination or direct examination may be permitted, but is not generally contemplated to be necessary. The arbitrator(s) shall actively manage the arbitration with a view to achieving a just, speedy and cost-effective resolution of the dispute, claim or controversy. The arbitrator(s) may, in his, her or their sole discretion, set time and other limits on the presentation of each Party’s case, its memoranda or other submissions, and refuse to receive any proffered evidence that the arbitrator(s), in his, her or their sole discretion, find(s) to be cumulative, unnecessary, irrelevant or of low probative nature. Except as otherwise set forth herein, any arbitration hereunder will be conducted in accordance with the JAMS/Endispute Streamlined Rules for Commercial, Real Estate and Construction Cases then prevailing. The decision of the arbitrator(s) will be final and binding on the Parties, and judgment thereon may be had and will be enforceable in any court having jurisdiction over the Parties. Arbitration awards will bear interest from the date of the award at an annual rate of the Prime Rate plus 2%. To the extent that the provisions of this Agreement and the prevailing rules of JAMS/Endispute conflict, the provisions of this Agreement shall govern.

SECTION 13.6 Discovery and Certain Other Matters. (a) Either Party involved in the applicable dispute, controversy or claim may request limited document production from the other Party of specific and expressly relevant documents, with the reasonable expenses of the producing Party incurred in such production paid by the requesting Party. Any such discovery (which rights to documents shall be substantially less than document discovery rights prevailing under the Federal Rules of Civil Procedure) shall be conducted expeditiously and shall not cause the hearing provided for in Section 13.5 to be adjourned except upon consent of both Parties or upon a showing of cause demonstrating that such adjournment is necessary to permit discovery essential to a Party to the proceeding. Depositions, interrogatories or other forms of discovery (other than the document production set forth above) shall not occur except by consent of both Parties. Disputes concerning the scope of document production and enforcement of the document production requests will be determined by written agreement of the Parties or, failing such agreement, will be referred to the arbitrator(s) for resolution. All discovery requests will be subject to the Parties’ rights to claim any applicable privilege. The arbitrator(s) will adopt procedures to protect the proprietary rights of the Parties and to maintain the confidential treatment of the arbitration proceedings (except as may be required by law). Subject to the foregoing, the arbitrator(s) shall have the power to issue subpoenas to compel the production of documents relevant to the dispute, controversy or claim.

(b) The arbitrator(s) shall have full power and authority to determine issues of arbitrability but shall otherwise be limited to interpreting or construing the applicable provisions of this Agreement or any Operating Agreement, and will have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement or any Operating Agreement; it being understood, however, that the arbitrator(s) will have full authority to implement the provisions of this Agreement or any Operating Agreement and to fashion appropriate remedies for breaches of this Agreement (including interim or permanent injunctive relief); provided, however, that the arbitrator(s) shall not have any authority in excess of the authority a court having jurisdiction over the Parties and the controversy or dispute would have absent these arbitration provisions. It is the intention of the Parties that in rendering a decision the arbitrator(s) give effect to the applicable provisions of this Agreement and the Operating Agreements and follow applicable law (it being understood and agreed that this sentence shall not give rise to a right of judicial review of the arbitrator(s)’s award).

(c) If a Party fails or refuses to appear at and participate in an arbitration hearing after due notice, the arbitrator(s) may hear and determine the controversy upon evidence produced by the appearing Party.

(d) Arbitration costs shall be borne equally by each Party involved in the matter, except that each Party shall be responsible for its own attorney’s fees and other costs and expenses, including the costs of witnesses selected by such Party.

SECTION 13.7 Certain Additional Matters. (a) Any arbitration award shall be a bare award limited to a holding for or against a Party and shall be without findings as to facts, issues or conclusions of law (including with respect to any matters relating to the validity or infringement of patents or patent applications) and shall be without a statement of the reasoning on which the award rests, but must be in adequate form so that a judgment of a court may be entered thereupon. Judgment upon any arbitration award hereunder may be entered in any court having jurisdiction thereof.

(b) Prior to the time at which one or more arbitrator(s) is appointed pursuant to Section 13.4, either Party may seek one or more temporary restraining orders in a court of competent jurisdiction if necessary in order to preserve and protect the status quo. Neither the request for, nor the grant or denial of, any such temporary restraining order shall be deemed a waiver of the obligation to arbitrate as set forth herein, and the arbitrator(s) may dissolve, continue or modify any such order. Any such temporary restraining order shall remain in effect until the first to occur of the expiration of the order in accordance with its terms or the dissolution thereof by the arbitrator(s).

(c) Except as required by law, the Parties shall hold, and shall cause their respective officers, directors, employees, agents and other representatives to hold, the existence, content and result of mediation or arbitration in confidence in accordance with the provisions of Article XIV and except as may be required in order to enforce any award. Each of the Parties shall request that any mediator or arbitrator(s) comply with such confidentiality requirement.

(d) If at any time any arbitrator shall fail to serve as an arbitrator for any reason, the Parties shall select a new arbitrator who shall be disinterested as to the Parties and the matter in accordance with the procedure set forth herein for the selection of the initial arbitrator. The extent, if any, to which testimony previously given shall be repeated or as to which the replacement arbitrator elects to rely on the stenographic record (if there is one) of such testimony shall be determined by the arbitrator(s).

SECTION 13.8 Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Operating Agreement during the course of dispute resolution pursuant to the provisions of this Article XIII with respect to all matters not subject to such dispute, controversy or claim to the extent such Party is obligated to do so pursuant to the underlying agreement.

SECTION 13.9 Law Governing Arbitration Procedures. The interpretation of the provisions of this Article XIII, only insofar as they relate to the agreement to arbitrate and any procedures pursuant thereto, shall be governed by the Arbitration Act and other applicable federal law. In all other respects, the interpretation of this Agreement shall be governed as set forth in Section 15.2.

SECTION 13.10 Choice of Forum. Any arbitration hereunder shall take place in Denver, Colorado, unless otherwise agreed in writing by the Parties.

ARTICLE XIV

ACCESS TO INFORMATION AND SERVICES

SECTION 14.1 Agreement for Exchange of Information. (a) At all times from and after the Distribution Date for a period of ten years, as soon as reasonably practicable after written request: (i) First Data shall afford to the Western Union Parties and their authorized accountants, counsel and other designated representatives reasonable access during normal business hours to, or, at Western Union’s expense, provide copies of, all records, books, contracts, instruments, data, documents and other information (collectively, “Information”) in the possession or under the control of First Data immediately following the Distribution Date that relates to Western Union, the Western Union Business or the employees of the Western Union Business; and (ii) Western Union shall afford to the First Data Parties and their authorized accountants, counsel and other designated representatives reasonable access during normal business hours to, or, at First Data’s expense, provide copies of, all Information in the possession or under the control of Western Union immediately following the Distribution Date that relates to First Data, the First Data Business or the employees of the First Data Business; provided, however, that in the event that either First Data or Western Union determines that any such provision of or access to Information would be commercially detrimental in any material respect, violate any law or agreement or waive any attorney-client privilege, the work product doctrine or other applicable privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

(b) Either Party hereto may request Information under Section 14.1(a) or Section 14.7: (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities or tax laws) by a Governmental Authority having jurisdiction over the requesting Party; (ii) for use in any other judicial, regulatory, administrative, tax or other proceeding or in order to satisfy audit, accounting, claims defense, regulatory filings, litigation, tax or other similar requirements; (iii) for use in compensation, benefit or welfare plan administration or other bona fide business purposes; or (iv) to comply with its obligations under this Agreement or any Operating Agreement.

(c) Without limiting the generality of the foregoing, until the end of the first full Western Union fiscal year occurring after the Distribution Date (and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each Party shall use its commercially reasonable efforts, to cooperate with the other Party’s Information requests to enable the other Party to meet its timetable for dissemination of its earnings releases, financial statements and enable such other Party’s auditors to timely complete their audit of the annual financial statements and review of the quarterly financial statements.

SECTION 14.2 Ownership of Information. Any Information owned by one Party that is provided to a requesting Party pursuant to Section 14.1 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed to grant or confer rights of license or otherwise in any such Information.

SECTION 14.3 Compensation for Providing Information. The Party requesting Information agrees to reimburse the providing Party for the reasonable costs, if any, of gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting Party. Except as otherwise specifically provided in this Agreement, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures, if any, and if there is no such standard methodology and procedures, then on a commercially reasonable basis.

SECTION 14.4 Retention of Records. To facilitate the possible exchange of Information pursuant to this Article XIV after the Distribution Date, except as otherwise required or agreed in writing, or as otherwise provided in the Tax Allocation Agreement, the Parties hereto agree to use commercially reasonable efforts to retain all Information in their respective possession or control on the Distribution Date in accordance with the policies and procedures of First Data as in effect on the Distribution Date or such other policies and procedures as may reasonably be adopted by the applicable Party after the Distribution Date as provided herein. For a period of ten years following the Distribution Date, prior to amending in any material respect its policies and/or legal hold procedures with respect to retention of Information held by such Party as of the Effective Time, the Party proposing to amend its policies and/or legal hold procedures shall use its commercially reasonable efforts to provide no less than 30 days’ prior written notice to the other Party, specifying the amendments proposed to be made, and if, prior to the scheduled date for implementation of such amended policies and/or legal hold procedures, the other Party requests in writing that implementation of such amended policies and/or legal hold procedures be delayed, the other Party shall defer implementation for an additional 30 days and shall discuss in good faith during such 30 day period the written concerns and objections of the other Party. Notwithstanding the foregoing, neither Party shall be required to delay implementation of any amendment to Information retention policies and legal hold procedures to the extent such amendments are required by applicable law.

SECTION 14.5 Limitation of Liability. No Party shall have any liability to the other Party (a) if any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate, in the absence of gross negligence or willful misconduct by the Party providing such Information, or (b) if any Information is destroyed despite using commercially reasonable efforts to comply with the provisions of Section 14.4.

SECTION 14.6 Production of Witnesses. At all times from and after the Distribution Date, each Party shall use commercially reasonable efforts to make available to the other Party (without cost (other than reimbursement of actual Out-of-Pocket Expenses) to, and upon prior written request of, the other Party) its directors, officers, employees and agents as witnesses to the extent that the same may reasonably be required by the other Party (giving consideration to business demands of such directors, officers, employees and agents) in connection with any legal, administrative or other proceeding (except in the case of any proceeding by one Party against the other Party) in which the requesting Party may from time to time be involved with respect to the Western Union Business, the First Data Business or any transactions contemplated hereby.

SECTION 14.7 Sharing of Knowledge. For a period of two years following the Distribution Date, subject to any limitations set forth in any Operating Agreement, as soon as reasonably practicable after written request: (i) to the extent that information or knowledge with respect to the Western Union Business is available through discussions with employees of the First Data Parties, First Data shall make such employees reasonably available to Western Union to provide such information or knowledge; and (ii) to the extent that information or knowledge relating to the First Data Business is available through discussions with employees of the Western Union Parties, Western Union shall make such employees reasonably available to First Data to provide such information or knowledge; provided, however, that in the event that either First Data or Western Union determines that any such provision of such information or knowledge would be commercially detrimental in any material respect, violate any law or agreement or waive any attorney-client privilege, the work product doctrine or other applicable privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

SECTION 14.8 Confidentiality. (a) From and after the Distribution Date, each of First Data and Western Union shall hold, and shall cause their respective Subsidiaries and Affiliates and its and their directors, officers, employees, agents, consultants, advisors, and other representatives (collectively, “Representatives”) to hold, in strict confidence, with at least the same degree of care that applies to First Data’s confidential and proprietary information pursuant to policies in effect as of the Distribution Date or such other procedures as may reasonably be adopted by the receiving party after the Distribution Date, all Confidential Information of the disclosing party or any of its Subsidiaries or Affiliates obtained by it prior to the Distribution Date, accessed by it pursuant to Section 14.1 or furnished to it by or on behalf of the disclosing party or any of its Subsidiaries or Affiliates pursuant to this Agreement or, to the extent not addressed in an Operating Agreement, any agreement contemplated hereby, shall not use such Confidential Information (except as contemplated by this Agreement, an Operating Agreement or any agreement contemplated hereby) and shall not release or disclose such Confidential Information to any other Person, except its Representatives, who shall be bound by the provisions of this Section 14.8; provided, however, that First Data and Western Union and their respective Representatives may disclose or use such information if, and only to the extent that, (i) a disclosure of such information is compelled by judicial or administrative process or, in the opinion of the receiving party’s counsel, by other requirements of law (in which case such party will provide, to the extent practicable under the circumstances, advance written notice to the other party of its intent to make such disclosure), or (ii) receiving party can show that such information (A) has been published or has otherwise become available to the general public as part of the public domain without breach of this Agreement, (B) has been furnished or made known to the receiving party without any obligation to keep it confidential by a Third Party under circumstances which are not known to the receiving party to involve a breach of the Third Party’s obligations to a party hereto or (C) was developed independently of information furnished or made available to the receiving party as contemplated under this Agreement (except, in the case of each of (A), (B), and (C), to the extent that notwithstanding the foregoing, use or disclosure thereof would be prohibited by applicable law). Each of First Data and Western Union, respectively, shall be responsible for any breach of this Section 14.8 by any of its Representatives.

(b) Without limiting the generality of Section 14.8(a), from and after the Distribution Date, each of First Data and Western Union will implement and maintain security measures with at least the same degree of care that applies to First Data’s confidential and proprietary information pursuant to policies in effect as of the Distribution Date or such other procedures as may reasonably be adopted by the receiving party after the Distribution that are designed to: (i) secure and maintain the confidentiality of Confidential Information of the other party; (ii) protect Confidential Information of the other party against anticipated threats or hazards; (iii) prevent Personal Information Incidents; and (iv) protect against loss or theft or unauthorized access, copying, disclosure, loss, damage, modification or use of Confidential Information of the disclosing party.

(c) From and after the Distribution Date, to the extent required by applicable law and subject to the proviso included in Section 14.8(a), each of First Data and Western Union shall, and shall cause their respective Subsidiaries and Affiliates and its and their Representatives to only use Confidential Personal Information received from the other party: (i) in connection with the receiving party’s performance of this Agreement and/or as described in an Operating Agreement or any agreement contemplated hereby; and (ii) in compliance with any express written instructions given by the party to which the Confidential Personal Information belongs, as may be modified from time to time. Upon completion of either party’s use of Confidential Personal Information pursuant to this subsection, at the request of the disclosing party, the receiving party will use commercially reasonable efforts to return such information to the disclosing party or destroy such information in accordance with past practice; provided, however, that if such return or destruction is not reasonably practical or imposes an undue administrative burden, the receiving party will maintain the Confidential Personal Information in compliance with the applicable requirements of this Section 14.8 and with its reasonable record retention and destruction policies.

(d) Each of First Data and Western Union agrees on behalf of itself and their respective Subsidiaries and Affiliates that in the performance of its obligations under this Agreement or the Transaction Agreements, it is a “data processor” to the extent it “processes personal data” on behalf of the other party within a European Economic Area country or received from the other party’s operations in such a country. The terms “data processor”, “processes personal data” and “data controller” shall have the meaning given or applicable to them in the European Union’s Directive 95/46/EC regarding the protection of personal data.

(e) Excluding Confidential Personal Information, each recipient of Confidential Information of the other may enhance its knowledge and experience retained in intangible form in the unaided memories of its Representatives as a result of developing, working with, or viewing the other party’s Confidential Information (collectively, “Unaided Knowledge”). So long as the recipient complies with Section 14.8 of this Agreement, the recipient may develop, disclose, market, transfer and/or use Unaided Knowledge that may be generally similar to the other party’s Confidential Information (excluding Confidential Personal Information), and the other party shall not have any rights in the works created using such Unaided Knowledge nor any rights to compensation related to the recipient’s use of such Unaided Knowledge, nor any rights in the recipient’s business endeavors.

(f) Each of First Data and Western Union acknowledges that the disclosing party would not have an adequate remedy at law for the breach by the receiving Party of any one or more of the covenants contained in this Section 14.8 and agrees that, in the event of such breach, the disclosing party may, in addition to the other remedies that may be available to it, apply to a court for an injunction to prevent breaches of this Section 14.8 and to enforce specifically the terms and provisions of this Section 14.8. Notwithstanding any other Section hereof, the provisions of this Section 14.8 shall survive the Distribution Date indefinitely.

(g)        (i) Each of First Data and Western Union and their respective Subsidiaries and Affiliates will comply with applicable law with respect to the Confidential Personal Information received by it from the disclosing party and shall maintain procedures reasonably designed to detect and respond to Personal Information Incidents, including procedures for corrective action.

(ii) If a receiving party uses agents or subcontractors who will access, use or otherwise have control over Confidential Personal Information of the disclosing party, the receiving party will enter into a written agreement with such agents and subcontractors that will include confidentiality, use, non-disclosure and safeguards obligations that are at least as restrictive as those provisions to which the receiving party is subject hereunder.

(ii) Notwithstanding any other obligations either First Data or Western Union may have under applicable law, each of First Data and Western Union agrees to promptly notify the other party upon such party’s discovery of a potential or actual Personal Information Incident. Each of First Data and Western Union will also provide feedback as described below to the disclosing party about any impact such potential or actual Personal Information Incident may or will have on the disclosing party, its Subsidiaries, Affiliates and/or affected individuals (e.g., consumers, customers or employees). The party discovering the Personal Information Incident will provide the following information during such notification phone call: (A) problem statement; (B) expected resolution time (if known); provided, however, that if the resolution path is unknown at the time of the phone call, such party will advise the disclosing party that the path is unknown; and (C) the name and phone number of the receiving party representative(s) who may be contacted to obtain incident updates.

(iii) Each of First Data and Western Union understands and agrees that the disclosing party or its Affiliates may be required to report Personal Information Incidents to affected individuals and/or any governmental authority or agency having supervisory or oversight authority over the disclosing party and the disclosing party may provide such reports.

(h) In addition to any other obligations a receiving party may have under this Agreement, at the request of the disclosing party, a receiving party shall: (i) assist in the identification of affected persons and relevant jurisdictions; (ii) allocate call center resources and training to manage inquiries; (iii) provide affected persons with such assistance (credit monitoring, etc.) as the disclosing party deems reasonable; (iv) assist with the delivery of electronic, hard copy and/or telephonic notifications to affected individuals, as provided to the receiving party by the disclosing party; and (v) undertake a procedural review/audit to determine any appropriate corrective measures to avoid a similar situation recurring, and report to the disclosing party the corrective measures undertaken. If the Personal Information Incident results from a receiving party’s acts or omissions that are not otherwise excused pursuant to this Agreement or an applicable Operating Agreement, the receiving party will provide the notification assistance described above at no cost to the disclosing party. In all other cases, the disclosing party will be responsible for any costs associated with the receiving party’s provision of the requested notification assistance described above.

(i) This Section 14.8 shall not apply with respect to Confidential Information furnished to the receiving party or accessed by the receiving party pursuant to a Commercial Agreement, except to the extent that such Commercial Agreement incorporates the provisions of this Section 14.8 by reference.

(j) Notwithstanding the limitations set forth in this Section 14.8, with respect to financial and other information related to the Western Union Parties for the periods during which such Western Union Parties were Subsidiaries of First Data, in addition to fulfilling its periodic reporting obligations with the SEC as required by applicable law, First Data shall be permitted to disclose such information in its earnings releases, investor calls, rating agency presentations and other similar disclosures to the extent such information has customarily been included by First Data in such disclosures.

SECTION 14.9 Privileged Matters. (a) Each of First Data and Western Union agrees to maintain, preserve and assert all privileges, including privileges arising under or relating to the attorney-client relationship (which shall include the attorney-client and work product privileges), not heretofore waived, that relate to the Western Union Business or the First Data Business for any period prior to the Distribution Date (each a “Privilege”). Each Party hereto acknowledges and agrees that any costs associated with asserting any Privilege shall be borne by the Party requesting that such Privilege be asserted. Each Party agrees that it shall not waive any Privilege that could be asserted under applicable law without the prior written consent of the other Party. The rights and obligations created by this Section 14.9 shall apply to all information relating to the First Data Business or the Western Union Business as to which, but for the Distribution, either Party would have been entitled to assert or did assert the protection of a Privilege (“Privileged Information”), including (i) any and all information generated prior to the Distribution Date but which, after the Distribution, is in the possession of either Party and (ii) all information generated, received or arising after the Distribution Date that refers to or relates to Privileged Information generated, received or arising prior to the Distribution Date.

(b) Upon receipt by either Party of any subpoena, discovery or other request that may call for the production or disclosure of Privileged Information or if either Party obtains knowledge that any current or former employee of First Data or Western Union has received any subpoena, discovery or other request that may call for the production or disclosure of Privileged Information of the other Party, such Party shall notify promptly the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it may have under this Section 14.9 or otherwise to prevent the production or disclosure of Privileged Information. Each Party agrees that it will not produce or disclose any information that may be covered by a Privilege of the Party under this Section 14.9 unless (i) the other Party has provided its written consent to such production or disclosure (which consent shall not be unreasonably withheld) or (ii) a court of competent jurisdiction has entered a final, nonappealable order finding that the information is not entitled to protection under any applicable Privilege.

(c) First Data’s transfer of books and records and other information to Western Union, and First Data’s agreement to permit Western Union to possess Privileged Information existing or generated prior to the Distribution Date, are made in reliance on Western Union’s agreement, as set forth in Sections 14.8 and 14.9, to maintain the confidentiality of Privileged

Information and to assert and maintain all applicable Privileges. The access to information being granted pursuant to Section 14.1, the agreement to provide witnesses and individuals pursuant to Section 14.6 and the transfer of Privileged Information to Western Union pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Section 14.9 or otherwise. Nothing in this Agreement shall operate to reduce, minimize or condition the rights granted to First Data in, or the obligations imposed upon Western Union by, this Section 14.9. Western Union’s transfer of books and records and other information to First Data, and Western Union’s agreement to permit First Data to possess Privileged Information existing or generated prior to the Distribution Date, are made in reliance on First Data’s agreement, as set forth in Sections 14.8 and 14.9, to maintain the confidentiality of Privileged Information and to assert and maintain all applicable Privileges. The access to information being granted pursuant to Section 14.1, the agreement to provide witnesses and individuals pursuant to Section 14.6 and the transfer of Privileged Information to First Data pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Section 14.9 or otherwise. Nothing in this Agreement shall operate to reduce, minimize or condition the rights granted to Western Union in, or the obligations imposed upon First Data by, this Section 14.9.

SECTION 14.10 Attorney Representation. First Data, on behalf of itself and the other First Data Parties, hereby waives any conflict of interest with respect to any attorney who is or becomes an employee of Western Union resulting from such person being an employee of First Data or any of its Subsidiaries (including the Western Union Parties) at any time prior to the Distribution and agrees to allow such attorney to represent the Western Union Parties in any transaction or dispute with respect to this Agreement, the Operating Agreements, the transactions contemplated hereby and thereby and transactions between the Parties which commence following the Distribution Date. Western Union, on behalf of itself and the other Western Union Parties, hereby waives any conflict of interest with respect to any attorney who is or becomes an employee of First Data resulting from such person being an employee of Western Union or any of its Subsidiaries (including the First Data Parties) at any time prior to the Distribution and agrees to allow such attorney to represent the First Data Parties in any transaction or dispute with respect to this Agreement, the Operating Agreements and the transactions contemplated hereby and thereby and transactions between the Parties which commence following the Distribution Date. In furtherance of the foregoing, each First Data Party and each Western Union Party will, upon request, execute and deliver a specific waiver as may be required in connection with a particular transaction or dispute under the applicable rules of professional conduct in order to effectuate the general waiver set forth above.

SECTION 14.11 Financial Information Certifications. (a) In order to enable the principal executive officer or officers, principal financial officer or officers and controller or controllers of First Data to make the certifications required of them under the Sarbanes-Oxley Act of 2002, §302, within 30 days following the end of any fiscal quarter during which Western Union is a Subsidiary of First Data, Western Union shall provide a certification statement with respect to such quarter or portion thereof to those certifying officers and employees of First Data, which certification shall be in substantially the same form as had been provided by officers or employees of Western Union in certifications delivered prior to the Distribution Date (provided that such certification shall be made by Western Union rather than individual officers or employees), or as otherwise agreed upon between the Parties. Such certification statements shall also reflect any changes in certification statements necessitated by the transactions contemplated by this Agreement.

(b) In order to enable the principal executive officer or officers, principal financial officer or officers and controller or controllers of Western Union to make the certifications required of them under the Sarbanes-Oxley Act of 2002, §302, within 30 days following the end of any fiscal quarter during which Western Union is a Subsidiary of First Data, First Data shall provide a certification statement with respect to testing of internal controls for corporate and shared services processes for such quarter or portion thereof to those certifying officers and employees of Western Union, which certification shall be in substantially the same form as had been provided by officers or employees of First Data in certifications delivered to its principal executive officer, principal financial officer and controller prior to the Distribution Date (provided that such certification shall be made by First Data rather than individual officers or employees), or as otherwise agreed upon between the Parties. Such certification statements shall also reflect any changes in certification statements necessitated by the transactions contemplated by this Agreement.

ARTICLE XV

MISCELLANEOUS

SECTION 15.1 Entire Agreement. This Agreement and the Operating Agreements, including the Schedules and Exhibits referred to herein and therein and the documents delivered pursuant hereto and thereto, constitute the entire agreement between the Parties hereto with respect to the subject matter contained herein or therein, and supersede all prior agreements, negotiations, discussions, understandings, writings and commitments between the Parties with respect to such subject matter.

SECTION 15.2 Choice of Law. This Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of Delaware and the federal laws of the United States of America applicable therein, as though all acts and omissions related hereto occurred in Delaware.

SECTION 15.3 Amendment. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of First Data and Western Union.

SECTION 15.4 Waiver. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to either Party, it is in writing signed by an authorized representative of such Party. The failure of either Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, or in any way to affect the validity of this Agreement or any part hereof or the right of either Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

SECTION 15.5 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

SECTION 15.6 Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but both of which shall be considered one and the same agreement, and shall become binding when the counterparts have been signed by and delivered to each of the Parties hereto.

SECTION 15.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns; provided, however, that the rights and obligations of either Party under this Agreement shall not be assignable by such Party without the prior written consent of the other Party. The successors and permitted assigns hereunder shall include any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise).

SECTION 15.8 Third Party Beneficiaries. Except to the extent otherwise provided in Article X (solely with respect to the directors and officers insurance policy), Article XII and Section 14.10, the provisions of this Agreement are solely for the benefit of the Parties and their respective Subsidiaries, Affiliates, successors and permitted assigns and shall not confer upon any third Person any remedy, claim, liability, reimbursement or other right in excess of those existing without reference to this Agreement or any Operating Agreement.

SECTION 15.9 Notices. All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (i) when delivered personally, (ii) if transmitted by facsimile when confirmation of transmission is received, (iii) if sent by registered or certified mail, postage prepaid, return receipt requested, on the third business day after mailing or (iv) if sent by private courier when received; and shall be addressed as follows:

If to First Data, to:

First Data Corporation

6855 Pacific Street, AK-31

Omaha, Nebraska 68106

Attention: General Counsel

Facsimile: (402) 222-5256

If to Western Union, to:

The Western Union Company

100 Summit Avenue

Montvale, New Jersey 07645

Attention: General Counsel

Facsimile: (201) 263-6384

or to such other address as such Party may indicate by a notice delivered to the other Party.

SECTION 15.10 Performance. Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party.

SECTION 15.11 Force Majeure. No Party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, including acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

SECTION 15.12 No Public Announcement. Neither First Data nor Western Union shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such Party shall be so obligated by law or the rules of any regulatory body, stock exchange or quotation system, in which case the other Party shall be advised and the Parties shall use their respective commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and SEC disclosure obligations or the rules of any stock exchange.

SECTION 15.13 Termination. Notwithstanding any provisions hereof, this Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution by and in the sole discretion of the Board of Directors of First Data without the prior the approval of any Person. In the event of such termination, this Agreement shall forthwith become void and no Party shall have any liability to any Person by reason of this Agreement.

SECTION 15.14 Limited Liability. Notwithstanding any other provision of this Agreement, no individual who is a stockholder, director, employee, officer, agent or representative of Western Union or First Data, in its capacity as such, shall have any liability in respect of or relating to the covenants or obligations of such Party under this Agreement or any Operating Agreement or in respect of any certificate delivered with respect hereto or thereto and, to the fullest extent legally permissible, each of Western Union and First Data, for itself and its stockholders, directors, employees, officers and Affiliates, waives and agrees not to seek to assert or enforce any such liability that any such Person otherwise might have pursuant to applicable law.

SECTION 15.15 Mutual Drafting. This Agreement and the Operating Agreements shall be deemed to be the joint work product of First Data and Western Union and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their authorized representatives as of the date first above written.

FIRST DATA CORPORATION

By:
Name:
Title:

THE WESTERN UNION COMPANY

By:
Name:
Title:

Signature Page to Separation and Distribution Agreement

[Schedules intentionally omitted]